UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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FIBERTOWER CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 25, 2011

To Our Stockholders:

        On behalf of our Board of Directors, we are pleased to invite you to attend the FiberTower Corporation 2011 Annual Meeting of Stockholders. As indicated in the accompanying Notice of 2011 Annual Meeting of Stockholders, the Annual Meeting will be held at our principal executive offices located at 185 Berry Street, Suite 4800, San Francisco, California 94107 on Thursday, June 2, 2011 at 8:30 a.m., local time. At the Annual Meeting, we will act on the matters described in the accompanying Proxy Statement and there will be an opportunity to discuss other matters of interest to you as a stockholder.

        Your vote is very important. Please vote before the meeting by Internet or telephone proxy as described in the accompanying Proxy Statement, even if you plan to attend the Annual Meeting in person. Alternatively, you may date, sign and mail the enclosed proxy in the envelope provided. We look forward to seeing you on June 2, 2011.

Sincerely,

John P. Kelly Chairman of the Board

Kurt J. Van Wagenen President and Chief Executive Officer

FIBERTOWER CORPORATION
185 Berry Street, Suite 4800
San Francisco, California 94107

Notice of 2011 Annual Meeting of Stockholders
to be held on June 2, 2011

        The 2011 Annual Meeting of Stockholders of FiberTower Corporation will be held at our principal executive offices located at 185 Berry Street, Suite 4800, San Francisco, California 94107 on Thursday, June 2, 2011 at 8:30 a.m., local time, for the following purposes:

        1.     To elect two members to our Board of Directors to serve in Class II with terms expiring at the 2014 Annual Meeting of Stockholders;

        2.     To consider and act upon a proposal to amend the Amended and Restated Certificate of Incorporation to authorize a class of ten million (10,000,000) shares of preferred stock;

        3.     To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

        4.     To provide an advisory and non-binding vote on the compensation of the Company's named executive officers for fiscal year 2010 as disclosed in the Proxy Statement;

        5.     To provide an advisory and non-binding vote on the frequency of the stockholder vote on executive compensation; and

        6.     To consider and act upon any other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The holders of record of the Company's common stock at the close of business on April 18, 2011 are entitled to notice of and to vote at the Annual Meeting.

Sincerely, Thomas A. Scott Chief Financial Officer and Secretary

San Francisco, California
April 25, 2011

        Please authorize your proxy and direct your vote even if you plan to attend the Annual Meeting in person. You may do so by Internet or telephone as described in the accompanying Proxy Statement. Alternatively, you may date and sign the enclosed proxy and return it promptly by mail in the envelope provided. If you mail the proxy, no postage is required if mailed in the United States. If you attend the Annual Meeting in person and want to withdraw your proxy, you may do so as described in the accompanying Proxy Statement and vote in person on all matters properly brought before the Annual Meeting.

i

FIBERTOWER CORPORATION
185 Berry Street, Suite 4800
San Francisco, California 94107

PROXY STATEMENT
2011 Annual Meeting of Stockholders
to be held on June 2, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 2, 2011:

        This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are available on the internet at www.envisionreports.com/FTWR.

THE ANNUAL MEETING

Purpose, Place, Date and Time

        We are providing this Proxy Statement to you in connection with the solicitation on behalf of our Board of Directors of proxies to be voted at our 2011 Annual Meeting of Stockholders or any adjournment or postponement of that meeting. The Annual Meeting will be held at our principal executive offices located at 185 Berry Street, Suite 4800, San Francisco, California 94107, on Thursday, June 2, 2011 at 8:30 a.m., local time, for the purposes set forth in the accompanying Notice of 2011 Annual Meeting of Stockholders. Directions to the FiberTower Corporation 2011 Annual Meeting are available at the following link: http://www.fibertower.com/corp/company-contacts.php. This Proxy Statement, and the accompanying proxy card and Annual Report on Form 10-K for the fiscal year ended December 31, 2010, are being first mailed or otherwise delivered to stockholders on or about April 28, 2011.

Record Date; Stockholders Entitled to Vote; Quorum; Vote Required

        Holders of record of our common stock at the close of business on April 18, 2011, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, we had 49,647,405 shares of common stock outstanding. Each share of our common stock is entitled to one vote per share on each of the matters proposed.

        A quorum of stockholders is necessary for a valid Annual Meeting. A quorum is comprised of the holders of a majority of the outstanding shares of common stock attending the Annual Meeting personally or represented by proxy.

        Elections for directors are determined by a plurality of the votes cast. Accordingly, directors who receive the highest number of votes cast will be elected. The proposal to amend the Amended and Restated Certificate of Incorporation to authorize a class of preferred stock requires the affirmative vote of a majority of the issued and outstanding shares of our Common Stock, provided that a quorum exists. The proposal to approve the compensation awarded to our named executive officers in 2010 and the proposal to ratify the appointment of the independent registered public accounting firm each require approval by a majority of the votes cast on such proposal. A plurality of the votes cast at the meeting will determine the frequency of the stockholder vote on executive compensation for every three years, every two years, or for every one year. This means that the frequency (every three, two or one years) that receives the highest number of votes will be deemed to be the choice of the stockholders.

  •
  Abstentions will be included in determining the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum, and pursuant to our bylaws they will be included in the number of votes cast on a matter. As a result, they will not be taken into account in determining the election of directors or the frequency of the stockholder vote on executive compensation for every three years, every two years, or for every one year. However, an abstention will have the same effect as a vote against the proposals to amend the Amended and Restated Certificate of Incorporation, to approve the compensation awarded to our named executive officers in 2010, and to ratify the appointment of Ernst & Young LLP.

  •
  Broker or other nominees who hold shares for another in "street name" are permitted, in their discretion, to cast votes for certain "routine" matters on behalf of those street name stockholders who do not return a proxy card to the broker within 10 days prior to the Annual Meeting. If a street name stockholder does not give the broker specific instructions on how to vote his or her shares, those shares cannot be voted on any non-routine matters to be acted upon at the Annual Meeting, including the election of directors. However, shares represented by such "broker non-votes" will be counted for the purpose of determining the presence of a quorum.

Voting of Proxies

        You may use the enclosed postage-paid envelope to return the proxy or voting form that accompanies this Proxy Statement. However, we would prefer that you vote instead by internet or telephone if possible, which saves us money.

        Shares Held of Record. Stockholders with shares registered in their names at Computershare Investor Services LLC, our transfer agent and registrar, may authorize a proxy by internet at the following internet address: www.envisionreports.com/FTWR, or by telephone by calling Computershare at 1-800-652-VOTE (8683). Proxies submitted through Computershare by internet or telephone must be received by 1:00 a.m. Central time on June 2, 2011. Giving a proxy will not affect your right to vote in person if you decide to attend the meeting.

        Shares Held in a Bank or Brokerage Account. A number of banks and brokerage firms participate in a program that also permits stockholders to direct their vote by internet or telephone. If your shares are held in an account at such a bank or brokerage, you may direct the voting of those shares by internet or telephone by following the instructions on their enclosed voting form. Votes directed by internet or telephone through one of these programs must also be received by 1:00 a.m. Central time on June 2, 2011. Directing your vote in this manner will not affect your right to vote in person if you decide to attend the Annual Meeting; however, you must first request a legal proxy either on the internet or their voting form that accompanies this Proxy Statement. Requesting a legal proxy prior to the deadlines described above will automatically cancel any voting directions you have previously given by internet or by telephone with respect to your shares.

        The internet and telephone proxy procedures are designed to authenticate stockholders' identities, allow stockholders to give their proxy instructions, and confirm that those instructions have been properly recorded. Stockholders authorizing proxies or directing the voting of their shares by internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies that must be borne by the stockholder.

Revocation of Proxies

        You can revoke your proxy before it is exercised at the Annual Meeting in any of three ways:

  •
  by submitting written notice to our Secretary before the Annual Meeting that you have revoked your proxy;

  •
  by timely submitting another proxy by internet, telephone or mail that is later dated and, if by mail, that is properly signed; or

  •
  by voting in person at the Annual Meeting, provided you have a valid proxy to do so if you are not the record holder of the shares.

Expenses of Solicitation

        We will bear the costs of the solicitation of proxies. In addition to the solicitation of proxies by mail, proxies may also be solicited by internet, telephone, telegram, fax and in person by regular employees and directors of the Company, none of whom will receive additional compensation for such services. We have engaged D.F. King & Co., Inc. to provide proxy solicitation services in connection with our Annual Meeting at an estimated cost of $7,500. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting materials to beneficial owners, and we will reimburse them for their reasonable out-of-pocket expenses incurred in doing so.

Other Matters To Be Acted on at the Annual Meeting

        At the Annual Meeting, we will act only on the matters indicated on the accompanying Notice and on procedural matters related to the Annual Meeting.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF PROPOSALS 1, 2, 3 AND 4 CONTAINED IN THIS PROXY STATEMENT, AND "FOR EVERY ONE YEAR" WITH RESPECT TO PROPOSAL 5.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock as of April 18, 2011 by (i) each person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) known to us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of the Named Executive Officers ("NEOs") listed in the summary compensation table included in this proxy statement, (iii) each of our directors, and (iv) all of our executive officers and directors as a group. As of April 18, 2011, there were 49,647,405 shares of FiberTower common stock outstanding, and the percentages in the table below were calculated based on such number of outstanding shares. Unless otherwise indicated, the business address of each director and executive officer named below is c/o FiberTower Corporation, 185 Berry Street, Suite 4800, San Francisco, California 94107. Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated.

        Beneficial ownership is determined by the rules of the Securities and Exchange Commission and includes voting or investment power of the securities. Shares of our common stock subject to stock options or other rights to acquire which are now exercisable or are exercisable within 60 days after April 18, 2011, the record date for the Annual Meeting, are considered outstanding for purposes of computing the percentage ownership of the persons holding these stock options or other rights, but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares	Percent of Class
Solus Alternative Asset Management LP(1)	10,135,201	20.4%
Peninsula Capital Advisors, LLC(2)	6,830,000	13.8%
BlackRock, Inc.(3)	5,403,161	10.9%
Arthur J. Samberg(4)	3,046,716	6.1%
Crown Castle Investment Corp.(5)	2,635,296	5.3%
Kurt J. Van Wagenen(6)	711,561	1.4%
Thomas A. Scott(7)	436,607	*
Ravi Potharlanka(8)	380,078	*
Joseph M. Sandri, Jr.(9)	265,622	*
Patrick J. Coughlin(10)	245,000	*
John K. Braniff	93,803	*
Randall A. Hack(11)	77,161	*
Mark E. Holliday	60,820	*
Philip M. Kelley	—	—
John P. Kelly(12)	2,714,214	5.5%
Steven D. Scheiwe	65,862	*
All executive officers and directors as a group (12 persons)(13)	5,320,835	10.6%

*
Less than 1.0%

(1)
This information is based on a Schedule 13G/A filed on February 14, 2011, by Solus Alternative Asset Management LP ("Solus"), Solus GP LLC, and Christopher Pucillo. As of December 31, 2010, Solus, Solus GP LLC and Mr. Pucillo had the power to vote or direct the voting of, and the power to dispose or direct the disposition of, an aggregate of 10,135,201 shares of our common stock. The business address of Solus Alternative Asset Management LP is 410 Park Avenue, 11th Floor, New York, NY 10022.

(2)
This information is based on a Schedule 13G/A (Amendment No. 1) filed on June 29, 2010, by Peninsula Capital Advisors, LLC ("Peninsula Capital") and Peninsula Investment Partners, L.P. ("Peninsula Investment"). As of June 29, 2010, Peninsula Capital and Peninsula Investment had the shared power to vote or direct the voting of, and the shares power to dispose or direct the disposition of, 6,830,000 shares of our common stock. The business address of Peninsula Capital and Peninsula Investment is 404B East Main Street, Charlottesville, Virginia 22902.

(3)
This information is based on a Schedule 13G/A (Amendment No. 2) filed on January 10, 2011 by BlackRock, Inc. ("BlackRock"). As of December 31, 2010, BlackRock had the power to vote or direct the voting of, and the power to dispose or direct the disposition of, 5,403,161 shares of our common stock. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(4)
This information is based on a Schedule 13G/A (Amendment No. 1) filed on March 16, 2011, by Arthur J. Samberg. As of March 16, 2011, Mr. Samberg had the power to vote or direct the voting of, and the power to dispose or direct the disposition of, 3,046,716 shares of Common Stock, comprising (i) 2,859,515 shares of Common Stock held in his individual capacity, (ii) 186,141 shares of Common Stock held by certain charitable foundations of which Mr. Samberg has sole voting and investment authority (including for this purpose 34,599 shares of Common Stock issuable upon the conversion of certain Convertible Senior Secured Notes held by two of the charitable foundations), and (iii) 1,600 shares of Common Stock held by certain 401(k) accounts of which Mr. Samburg may be deemed to have beneficial ownership. The business address of Arthur J. Samberg is 187 Danbury Road, Wilton, CT 06897.

(5)
This information is based on a Schedule 13D filed on September 8, 2006 by Crown Castle International Corp. ("Crown Castle"), and Crown Castle Investment Corp. ("Crown Castle Investment"), a wholly-owned subsidiary of Crown Castle. Crown Castle Investment holds 2,635,296 shares of our common stock, after giving effect to the 1-for-10 reverse stock split of our common stock in December 2009. Crown Castle expressly disclaims beneficial ownership of the shares held by Crown Castle Investment, except to the extent that it has a pecuniary interest in Crown Castle Investment. Crown Castle and Crown Castle Investment may be deemed to have shared voting and dispositive power over such shares. The business address of Crown Castle Investment Corp. is 1220 Augusta Drive, Suite 500, Houston, Texas 77057.

(6)
Includes 139,061 shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days.

(7)
Includes 51,667 shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days.

(8)
Includes 48,828 shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days.

(9)
Includes 26,000 shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days.

(10)
Includes 20,000 shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days.

(11)
Includes 11,299 shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days.

(12)
Includes 2,635,296 shares held by Crown Castle Investment. Mr. Kelly is a director of Crown Castle, which is the sole stockholder of Crown Castle Investment, and, as such, may be deemed to be an indirect beneficial owner of the reported securities. Except to the extent of any indirect pecuniary interest therein, Mr. Kelly and Crown Castle disclaim beneficial ownership of the securities beneficially owned by Crown Castle Investment.

(13)
Includes (i) 2,635,296 shares of common stock owned by Crown Castle Investment, which shares are reported as indirectly beneficially owned by John P. Kelly, in his capacity as a director of Crown Castle, the sole stockholder of Crown Castle Investment; and (ii) 235,783 shares of common stock beneficially owned, and 34,323 shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days of the record date for the Annual Meeting, by David L. Jones, who is an executive officer of the Company but was not an NEO for 2010.

BOARD OF DIRECTORS

        Our Board of Directors currently consists of seven persons: three Class I directors (Messrs. Kurt Van Wagenen (President and Chief Executive Officer), Randall Hack and Mark Holliday) with terms expiring at the 2013 Annual Meeting of Stockholders; two Class II directors (Messrs. Philip Kelley and John Braniff) with terms expiring at the 2011 Annual Meeting of Stockholders; and two Class III directors (Messrs. John Kelly (Chairman of the Board) and Steven Scheiwe) with terms expiring at the 2012 Annual Meeting of Stockholders. There is no family relationship between any director and any other director or executive officer.

Board and Committee Meetings

        The Board of Directors has determined that each of Messrs. Braniff, Hack, Holliday, Kelley, Kelly, and Scheiwe is deemed to be an independent director as that term is defined under the rules of the Nasdaq Global Market. During 2010, our Board of Directors held seven meetings, four of which were regularly scheduled and three of which were special meetings. During 2010, each director attended at least 75% of the meetings of the Board held during the period for which he has been a director and at least 75% of the meetings of each committee on which he served during the periods that he served on such committee.

        Although we do not have a policy with regard to directors' attendance at Annual Meetings of Stockholders, we encourage directors to attend our Annual Meetings. All of our directors attended our 2010 Annual Meeting of Stockholders.

Board Leadership Structure and Risk Oversight

        While our Bylaws provide that one person may serve as both the Company's chief executive officer and chairman of the board, the Board of Directors believes that our Company, like many other U.S. companies, is best served by dividing the responsibilities of the chief executive and chairman between two highly-qualified and intelligent candidates. We believe that having a single leader for both the Company and the Board of Directors fosters a unnecessary concentration of executive power, which may not always be in the best interest of the Company and our stockholders, while dividing the responsibilities of chief executive officer and chairman of the board sets in place a means of checks and balances, which is meant to protect stockholder rights and necessitate expanded discussion between management and the Board of Directors. Dividing the responsibilities also allows each of the chief executive officer and chairman of the board to devote him or herself fully to leadership of management or the Board of Directors, as the case may be. This is the model that the Company has utilized since its inception, and we believe that it is the most effective way to lead the Company going forward.

        The Company's Board of Directors is ultimately responsible for identifying, assessing and mitigating major risks that may impact the Company. The Audit Committee is primarily responsible for overseeing the Company's risk management processes on behalf of the full Board of Directors. The Audit Committee charter provides that the Audit Committee should assess and manage the Company's exposure to risk, and discuss the Company's major financial risk exposure and the steps management has taken to monitor, control, and report such exposures. In addition, the Audit Committee reports to the full board of directors, which also considers the Company's risk profile. The Audit Committee and the full board together focus on the most significant risks facing the Company, the Company's risk management strategy and ensure that the risks undertaken are consistent with the board's tolerance for risk. While the board is responsible for setting, monitoring and maintaining the Company's risk management policies and practices, the Company's executive officers and members of our management team are responsible for implementing and overseeing our day-to-day risk management processes. The Company believes that this division of responsibility is the most effective way to monitor and control risk.

 Stockholder Communications

        We have established procedures for our security holders to communicate directly with our Board of Directors on a confidential basis. Security holders who wish to communicate with our Board of Directors or with a particular director may send a letter to our Board of Directors c/o the Corporate Secretary of FiberTower Corporation at 185 Berry Street, Suite 4800, San Francisco, California 94107. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Security Holder-Board Communication" or "Security Holder-Director Communication." All such letters must identify the author as a security holder and clearly state whether the intended recipients are all Members of the Board or just certain specified individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the directors addressed. If a security holder wishes the communication to be confidential, such security holder must clearly indicate on the envelope that the communication is "confidential." The Corporate Secretary will then forward such communication, unopened, to the Chairman of the Board.

Board Committees

        Our Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Copies of the Committee charters of each of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee can be found under the Investor Relations section of our website at www.fibertower.com. A summary of each Committee's function is set forth below.

  Audit Committee

        The Audit Committee assists the Board of Directors in monitoring and overseeing (1) our accounting and financial reporting processes and the audit of our financial statements, (2) the integrity of our financial statements, (3) our compliance with legal and regulatory requirements, (4) the qualifications and independence of our independent registered public accounting firm, and (5) the performance of our internal finance and accounting personnel. The Audit Committee engages the independent registered public accounting firm to audit our financial statements and perform services related to the audit. The Audit Committee also reviews the scope and results of the audit with the independent registered public accounting firm, reviews our quarterly and year end operating results with management and the independent registered public accounting firm, and monitors the adequacy of internal accounting procedures and controls. The Audit Committee held eight meetings in 2010.

        Mark E. Holliday, Steven D. Scheiwe and John K. Braniff serve on the Audit Committee, with Mr. Holliday serving as the Chairman of the Audit Committee. The Board of Directors has determined that each of Messrs. Holliday, Scheiwe and Braniff is an "audit committee financial expert" under the rules and regulations of the SEC and has accounting or related financial management expertise as those terms are defined in the rules of the Nasdaq Global Market. The Board has determined that each member of the Audit Committee is financially literate and sophisticated as those terms are defined in the rules of the Nasdaq Global Market. The Board has also determined that each member of the Audit Committee is independent, as independence for audit committee members is defined in the applicable listing standards of the Nasdaq Global Market.

  Report of the Audit Committee of the Board of Directors

        The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Audit Committee of the Board of Directors
Mark E. Holliday, Chairman
Steven D. Scheiwe
John K. Braniff

  Compensation Committee

        The Compensation Committee has responsibility for (1) assisting the Board of Directors with its responsibilities relating to compensation of our executive officers, (2) developing an executive compensation strategy and framework consistent with corporate objectives and stockholder interests, (3) reviewing and determining the compensation of our CEO and certain other senior officers, (4) overseeing and advising the Board on the adoption of policies that govern our overall compensation programs, including cash and equity-based incentive compensation and benefit programs, and (5) administering and making grants under our equity compensation plans. The Compensation Committee held ten meetings in 2010.

        For a description of the Compensation Committee's processes and procedures for the consideration and determination of executive compensation, please read the Compensation Discussion and Analysis below.

        John P. Kelly, Steven D. Scheiwe and Randall A. Hack serve on the Compensation Committee, with Mr. Kelly serving as Chairman of the Committee. The members of the Compensation Committee are independent in accordance with the listing requirements of the Nasdaq Global Market.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee has responsibility for (1) identifying and reviewing director candidates, (2) recommending the Director Nominees for the next Annual Meeting of Stockholders, (3) assessing and monitoring, with the involvement of the Board, the performance of the Board, (4) recommending Board committee members and (5) reviewing corporate governance issues and practices of the Company. The Committee also considers nominees recommended by stockholders in accordance with the policy set forth under "Director Nominating Process" below. The Nominating and Corporate Governance Committee held three meetings in 2010.

        John K. Braniff, Philip M. Kelley and John P. Kelly serve on the Nominating and Corporate Governance Committee, with Mr. Braniff serving as Chairman of the Committee. The members of the Nominating and Corporate Governance Committee are independent in accordance with the listing requirements of the Nasdaq Global Market.

Director Nominating Process

        The Nominating and Corporate Governance Committee of our Board of Directors carries out our nominating process, including identifying and evaluating individuals qualified to become members of the Board and recommending director nominees for the Annual Meeting of Stockholders. We do not currently pay fees to any third party to identify, evaluate or assist in identifying or evaluating potential nominees for the Board of Directors. The Nominating and Corporate Governance Committee will consider such factors as it deems appropriate to assist in developing a Board of Directors and committees that are diverse in nature and comprised of experienced and seasoned advisors, including a candidate's independence, depth of experience and availability, the balance of the business interests and experience of the incumbent or nominated directors, diversity (including factors such as race, gender or experience), and the need for required expertise on the Board of Directors or one of its committees.

        While the Company does not have a formal diversity policy, the Nominating and Corporate Governance Committee will analyze diversity issues such as a nominee's range of expertise, including financial and industry expertise, and knowledge. Additionally, the Nominating and Corporate Governance Committee will analyze the employment and educational backgrounds of nominees, which, when considered individually or together with the Board of Directors as a whole, should provide a sufficiently broad perspective to allow the nominee to make meaningful contributions to the Board of Directors.

        The Nominating and Corporate Governance Committee will assess annually the qualifications, expertise, performance and willingness to serve of existing directors. If at this time or at any other time during the year the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Nominating and Corporate Governance Committee will then initiate a search, working with staff support and seeking input from other directors and senior management. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board of Directors will then be identified. The Nominating and Corporate Governance Committee will then prioritize the candidates and determine if other directors or senior management have relationships with the preferred candidates and can initiate contacts. To the extent feasible, the Nominating and Corporate Governance Committee and the Chief Executive Officer will interview the prospective candidate(s). Evaluations and recommendations of the interviewers will be submitted to the entire Board of Directors for final evaluation.

        The Nominating and Corporate Governance Committee will consider for nomination to the Board of Directors persons recommended by stockholders or groups of stockholders that, individually or as a group, have beneficially owned at least 5% of our outstanding shares of common stock for at least one year ("Nominating Stockholder") prior to the date the Nominating Stockholder submits such candidate for nomination as a director. A Nominating Stockholder or group of Nominating Stockholders may submit only one candidate to the Nominating and Corporate Governance Committee for consideration. There is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates persons recommended by directors or officers and persons recommended by stockholders in selecting board nominees. To be considered in the Nominating and Corporate Governance Committee's selection of board nominees, recommendations from stockholders must be received by the Secretary of the Company in writing by a date not later than the 120th calendar day before the date of the Proxy Statement for the previous year's Annual Meeting. Recommendations should identify as to the stockholder giving notice and for each person the stockholder proposes to recommend as a nominee to the board (1) the name, address and number of shares of common stock beneficially owned by the Nominating Stockholder; (2) a representation that the Nominating Stockholder meets the ownership requirements and will continue to meet them through the Annual Meeting date; (3) a description of all relationships, arrangements or understandings (written or oral) between or among the Nominating Stockholder and the candidate; (4) all information regarding the candidate that we would be required to disclose in a proxy statement; (5) confirmation that the candidate is independent; (6) consent of the candidate to be named as a nominee and to serve as a director if nominated and elected; (7) consent of the Nominating Stockholder to be named as the source of the nomination; and (8) a representation that if elected, the candidate will (i) represent all stockholders in accordance with applicable laws and our Certificate of Incorporation, Bylaws and other policies, (ii) comply with all rules, policies or requirements generally applicable to non-employee directors, and (iii) upon request, complete and sign a customary Directors and Officers Questionnaire.

 Code of Ethics

        Our Board of Directors has adopted a Corporate Code of Business Conduct and Ethics applicable to all of our directors, officers and employees, including our Principal Executive Officer and our Principal Financial and Accounting Officer. A copy of the Code is available on the Investor Relations portion of our website at www.fibertower.com. Any waivers of the Code for directors or executive officers must be approved by the Board.

Compensation Committee Interlocks and Insider Participation

        John P. Kelly, Steven D. Scheiwe and Randall A. Hack served on the Compensation Committee in 2010. None of these directors is or has been in the past an officer or employee of the Company or any of its subsidiaries and none has any interlocking or other relationship with the Company or its management requiring disclosure, except as disclosed under "Certain Relationships and Related Transactions" below.

Certain Relationships and Related Transactions

        The following information regarding certain transactions with holders, either of record or beneficially, of more than five percent of our common stock does not include information for any period during which such person or entity, as the case may be, was not a five percent holder. As provided in the Audit Committee's written charter, it is our policy that the Audit Committee reviews all transactions between the Company and any related parties or affiliates.

        Crown Castle Investment Corp. ("Crown Castle Investment"), which owns approximately 5.3% of our common stock, leases its communications facilities to FiberTower. During the year ended December 31, 2010, we paid Crown Castle Investment approximately $3.9 million under these leases. John P. Kelly, the Chairman of our Board of Directors, serves on the board of directors of Crown Castle, which is the sole stockholder of Crown Castle Investment, and Randall A. Hack, a member of our Board of Directors, formerly served on the board of directors of Crown Castle. Philip M. Kelley, a member of our Board of Directors, serves as Senior Vice President, Corporate Development and Strategy for Crown Castle.

Director Compensation

        The following table sets forth the compensation awarded to, earned by, or paid to our non-management directors for the fiscal year ended December 31, 2010.

Director Compensation for Fiscal Year 2010

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Option Awards(4)	All Other Compensation	Total(2)
John P. Kelly, Chairman	$70,000	$150,000	—	—	$220,000
John K. Braniff	$52,000	$85,000	—	—	$137,000
Randall A. Hack	$56,250	$85,000	—	—	$141,250
Mark E. Holliday	$64,500	$85,000	—	—	$149,500
Philip M. Kelley(5)	—	—	—	—	—
Steven D. Scheiwe	$71,500	$85,000	—	—	$156,500

(1)
Compensation paid to Kurt J. Van Wagenen for his service as an executive officer is shown in the Summary Compensation Table. He did not receive additional compensation for his services as a director.

(2)
Represents amounts earned by directors in 2010, plus the following amounts earned by directors in 2009 but paid in 2010: Mr. Hack, $10,750; Mr. Holliday, $12,000; and Mr. Scheiwe, $14,000.

(3)
Represents the dollar amount recognized for restricted stock grants for financial reporting purposes with respect to the fiscal year in accordance with Financial Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("FASB ASC Topic 718"), which is equal to the grant date fair value of such grants. Each of Messrs. Kelly, Braniff, Hack, Holliday and Scheiwe received a restricted stock grant with a grant date fair value of $85,000 on February 3, 2010. Our Board of Directors and Compensation Committee approved a restricted stock grant to Mr. Kelly, as additional compensation for acting as our Chairman of the Board, with a grant date fair value of $65,000 on June 3, 2010, which grant was in addition to the annual restricted stock grants awarded to each non-employee director. Because such restricted stock grants vested on the day following the date of grant and are therefore no longer restricted, none of our non-employee directors held any shares of restricted stock on December 31, 2010.

(4)
As of December 31, 2010, Mr. Hack held 11,299 vested stock options.

(5)
Mr. Kelley has declined to receive compensation for his board services.

        Our director cash compensation policy for our non-employee directors for 2010 provided that each non-employee director received an annual retainer of $20,000 per year (which was paid quarterly). The chairperson of the Audit Committee received an additional $10,000 per year (which was paid quarterly). The chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee each received an additional $5,000 per year (which was paid quarterly). The Chairman of the Board also received an additional retainer of $15,000 (which was paid quarterly) and an additional grant of $65,000 of restricted stock. Non-employee directors also received $1,500 for each board meeting and committee meeting attended. In addition, all directors receive reimbursement of expenses incurred in attending meetings.

        In March 2011, the Board of Directors adopted a simplified Board compensation policy that eliminates Board and committee meeting fees and, based on the number of meetings historically held by the Board and its committees, will decrease the total amount of compensation paid to directors. Under this new policy, which was effective as of January 1, 2011, all directors receive an annual retainer of $40,000. In addition, the Chairman of the Board receives an additional annual retainer of $20,000. The Chairman of the Audit Committee receives an additional retainer of $10,000, and the Chairman of the Compensation Committee and of the Nominating and Corporate Governance Committee each receives an additional retainer of $5,000. All such retainers are paid quarterly in arrears. Board members will continue to receive reimbursement of expenses incurred in attending meetings. In addition, beginning with the first Board of Directors meeting to be held in 2012, the annual restricted stock grant to directors will be $50,000, decreased from the grant of $85,000 of restricted stock previously made at the first Board of Directors meeting of a calendar year, with the Chairman of the Board receiving an additional grant of $40,000 of restricted stock, decreased from the additional grant of $65,000 of restricted stock previously granted to the Chairman of the Board.

 EXECUTIVE OFFICERS

        The following sets forth information with respect to our executive officers (except for Mr. Van Wagenen, whose biographical information is set forth below under "Proposal 1—Election of Directors"):

  Thomas A. Scott, age 35

        Mr. Scott has served as our Chief Financial Officer, Treasurer and Secretary since March 2006, and served as our co-President from January 21, 2008 through April 9, 2008 on an interim basis. Mr. Scott served as our Vice President, Business Development and Finance from October 2005 through March 2006. From November 2004 through October 2005, he served as Acting President and Acting Chief Operating Officer of Teligent, Inc., a fixed wireless CLEC (or competitive local exchange carrier) company. From January 2002 until October 2005, Mr. Scott was the managing director of TAS Advisors, LLC, a communications consulting firm. From 1999 until January 2002, he served as Senior Director, Corporate Development for Winstar Communications, Inc. Mr. Scott holds a B.A. degree and a M.B.A. degree from the University of Virginia.

  Ravi Potharlanka, age 43

        Mr. Potharlanka was appointed as our Chief Operating Officer in January 2008, and served as our co-President from January 21, 2008 through April 9, 2008 on an interim basis. Mr. Potharlanka served as our Senior Vice President—Operations from the date of the merger of First Avenue Networks, Inc. and FiberTower Network Services Corp. in August 2006 until January 2008 and served as President of Market Operations with FiberTower Network Services Corp. from September 2003 through the date of the merger. Prior to that, he served as FiberTower Network Services Corp.'s VP of Market Operations and VP of Strategic Partnerships between August 2001 and August 2003. From August 1997 to July 2001, Mr. Potharlanka served in various capacities at Teligent, Inc., a fixed wireless CLEC (or competitive local exchange carrier) company, most recently as Vice President of International Market Development. Prior to that, from August 1991 to December 1995, he served as Director of Product and Technology Development at Nextel Corporation and as Manager of Technology Development at Airtouch. Mr. Potharlanka holds a B.E. degree in Electrical Engineering from Regional Engineering College, Trichy (India), a M.S. degree in Electrical Engineering from the University of California, Davis, and a M.B.A. degree from Harvard Business School.

  Joseph M. Sandri, Jr., age 47

        Mr. Sandri has served as our Senior Vice President—Government and Regulatory since the completion of the merger of First Avenue Networks, Inc. and FiberTower Network Services Corp. in August 2006. Mr. Sandri served as Senior Vice President, and President of First Avenue Networks Solutions, Inc., a First Avenue subsidiary, from May 2005 through the date of the merger. From December 2004 to May 2005, he served as President for IDT Spectrum, Inc, a fixed wireless carriers' carrier. He also served as Senior Vice President of Winstar Government Solutions, Inc., an IDT Corporation subsidiary, from April 2004 to May 2005. From December 2001 to May 2005 he also served as Senior Vice President & Regulatory Counsel of Winstar Communication LLC, an IDT Corporation subsidiary. From January 1996 to December 2001 he served as Regulatory Counsel of Winstar Communications, Inc., first as Assistant Vice President until his promotion to Senior Vice President in December 2001. From 1992 to 1995 he served in private practice as a telecommunications attorney for Keller & Heckman, LLP. Mr. Sandri holds a B.S. degree from the University of Maryland, a J.D. degree from the Catholic University Columbus School of Law, and certification from the Institute for Communications Law Studies in Washington, D.C.

  Patrick J. Coughlin, age 46

        Mr. Coughlin was appointed as our Senior Vice President of Sales and Marketing on February 17, 2009. He had previously served, since January 2006, as Vice President of Sales and Marketing at RCNMetro (formerly NEON Communications and Globix Corporation), where he was responsible for sales and marketing for the entire U.S. and oversaw a sales team comprised of 55 persons. Prior to that position, he served as Senior Director of Sales at NEON from October 2001 until December 2005. Mr. Coughlin also served as a Senior Account Executive with NEON and other telecommunications companies, including AT&T and USTelecenters. Mr. Coughlin holds a BA from the University of Massachusetts, Amherst.

  David L. Jones, age 47

        Mr. Jones has served as our Senior Vice President of Network Services since April 20, 2009. He served as Vice President, Hi-Capacity Planning and Development from July 2008 to April 2009, and as our Vice President of Field Engineering from January 2006 through June 2008. From June 2005 through January 2006, he served as our Vice President for Market Planning and Deployment. Mr. Jones was Principal of DLJ Consulting, an engineering and telecommunications consulting firm, from June 2004 through June 2005 and from April 2001 through March 2002. He served as Chief Technology Officer for International Mobile Communications from March 2002 through June 2004. From August 1999 through March 2001 he served as Regional Vice President for Engineering and Network Operations for Formus Communications Europe. Mr. Jones holds a B.S. in Electrical Engineering and an M.S. in Telecommunications from the University of Colorado, Boulder.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The following discussion and analysis of compensation arrangements of the executive officers named in the Summary Compensation Table for the fiscal year ended December 31, 2010, whom we refer to as our Named Executive Officers, or NEOs, should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. This discussion also contains certain statements regarding future individual and Company performance targets and objectives. These targets and objectives are disclosed in the limited context of our Compensation Discussion and Analysis and should not be construed to be statements of management's expectations or estimates of results or other guidance. We caution investors not to apply these statements to other contexts.

    Executive Compensation Program Overview

        Our executive compensation strategy has been designed to attract and retain highly qualified executive officers and to align their interests with those of our investors by linking significant components of executive officer compensation with the achievement of specific business and strategic objectives and our overall financial performance. We seek to employ executive officers who are entrepreneurially driven, and accordingly, we have sought to offer a compensation package that places a significant amount of their compensation at risk by providing a substantial part of compensation in the form of incentive compensation. Historically, the conservation of cash resources for use in growing our business has also been an objective in designing our compensation arrangements.

        We have designed our executive compensation program to be competitive with comparable employers and to align our executive officer's incentives with the long-term interests of our stockholders. Our compensation decision-making process consists of establishing targeted overall compensation for each executive officer and then allocating that compensation among the following components:

  •
  base salaries;

  •
  annual short-term cash incentive awards; and

  •
  long-term equity incentive compensation.

        We consider our short-term and long-term incentive compensation to be key elements of our compensation program for executive officers. We expect our executive management team not only to strive to increase the equity value of our company but also to expand our business within the next several years. We believe that having a meaningful amount of each executive officer's compensation be variable, at risk and paid based on our results of operations and growth in the equity value of our company, aligns our executive officers' interests with those of our stockholders.

        It has been our philosophy that alignment between stockholders and executive officers is best achieved by providing a portion of total compensation in the form of equity comprised of either stock options or restricted stock. Accordingly, we have designed total compensation programs for our executive officers to provide base compensation levels, annual cash incentive award opportunities and long-term incentive compensation awards that are economically equivalent to typical programs available for comparable executive officers in similarly situated public companies.

        Our Named Executive Officers for 2010 were Kurt J. Van Wagenen, President and Chief Executive Officer; Thomas A. Scott, Senior Vice President and Chief Financial Officer; Ravi Potharlanka, Senior Vice President and Chief Operating Officer; Joseph M. Sandri, Jr., Senior Vice President, Regulatory & Government; and Patrick J. Coughlin, Senior Vice President, Sales & Marketing.

        The section below titled "—2011 Compensation Framework—Executive Compensation Policies for 2011" lists our current Named Executive Officers and the Committee's decisions regarding 2011 base salaries, target bonuses and long-term equity incentive compensation.

    Executive Compensation Program Objectives

        Our 2010 incentive compensation program elements were primarily structured to reward our executive officers for achieving certain financial and business objectives. We believe that the attainment of these specific objectives assists in the fulfillment of our strategic objectives, including the following:

  •
  to increase stockholder value;

  •
  to grow our company in an efficient manner; and

  •
  to conserve and optimally utilize cash resources for the future growth of our business.

        To ensure that our executive compensation program is achieving, and continues to achieve, these specific financial objectives, we have developed a chain of processes for the review and modification, as necessary, of both our executive compensation program and the awards and benefits granted thereunder.

  Compensation Committee Authority

        The compensation of our executive officers is administered by the Compensation Committee of our Board of Directors, which is composed of three members: John P. Kelly; Steven D. Scheiwe; and Randall A. Hack. Mr. Kelly serves as the Chairman of the Compensation Committee.

        Our Board of Directors appoints the members of the Compensation Committee and delegates to the Compensation Committee the direct responsibility for, among other matters, approving the compensation arrangements for our executive officers, issuing the Compensation Committee report on executive compensation for inclusion in our Annual Proxy Statement, and otherwise overseeing and advising the Board of Directors on the adoption of policies that govern our compensation programs, including our stock and benefit plans. The principal responsibilities and functions of the Compensation Committee are, among other matters, to:

  •
  develop an overall executive compensation philosophy, strategy and framework consistent with the Company's objectives and stockholder interests;

  •
  review and approve goals and objectives for the CEO and executive management, evaluate the performance of the CEO and executive management in light of these corporate objectives, and set CEO and executive management compensation levels consistent with company philosophy;

  •
  approve the salaries, bonus and other compensation for all executive officers;

  •
  review and approve the awards made under any executive officer bonus plan, and provide an appropriate report to the Board of Directors; and

  •
  review and make recommendations concerning long-term incentive compensation plans, including making and authorizing grants, in accordance with the terms of those plans.

        Our Board of Directors has determined that each member of the Compensation Committee is independent under the listing standards of the Nasdaq Global Market, the Securities and Exchange Commission rules and the relevant securities laws, and that each member is an "outside director" as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. In 2010, our Compensation Committee held ten meetings and did not act by written consent.

  Role of Compensation Experts

        Pursuant to its charter, the Compensation Committee is authorized to retain outside counsel or other experts or consultants as it deems appropriate. Prior to 2010, the Compensation Committee did not retain the services of a compensation consultant to design, review or evaluate our executive compensation arrangements. The Compensation Committee considered the following factors, among other matters, in determining compensation levels for our executive officers in 2009 and prior periods:

  •
  the qualifications, skills and experience level of the respective executive officer;

  •
  the position, role and responsibility of the respective executive officer in the Company; and

  •
  the general business and particular compensation experience and knowledge of the Compensation Committee's members gained through extensive experience working in and with public companies in similar industries as our executive officers.

        In March 2010, the Compensation Committee engaged Towers Watson as a compensation consultant. Subsequently, the individual consultant retained by the Compensation Committee joined Pay Governance LLC, an independent consulting firm formed by former consultants at Towers Watson. For continuity purposes, the Compensation Committee engaged this compensation consultant for the purpose of advising the Compensation Committee on the design of the Company's equity compensation plans for all employees and for the design of the Company's equity compensation program for 2010. Later in 2010, this compensation consultant also assisted the Compensation Committee in determining a peer group of other publicly traded companies in the telecommunications industry, which peer group will be used by the Compensation Committee and this compensation consultant, along with other data deemed relevant by the Compensation Committee and the compensation consultant, as a benchmarking tool to analyze competitive market compensation practices in terms of types and amounts of compensation paid. The Compensation Committee relies on the analysis and advice of this compensation consultant, as well as on its own judgment in establishing compensation. Pay Governance did not perform other work for the Company or for management during 2010.

        In performing its duties in 2011, the Compensation Committee has obtained, and intends to continue to obtain, input from this compensation consultant, as it deems necessary. While the Compensation Committee is directly responsible for the engagement, compensation and oversight of the compensation consultant, the consultant works with management, including our CFO and our CEO, to assist the Compensation Committee in executing its responsibilities under its charter.

  Executive Compensation Peer Group

        In December 2010, with the assistance of the compensation consultant, the Compensation Committee selected a group of 15 other publicly traded telecommunications companies to be used by the Compensation Committee, along with other data deemed relevant by the Compensation Committee and the compensation consultant, as a benchmarking tool to analyze competitive market compensation practices in terms of types and amounts of compensation paid. Companies within the peer group are all in the telecommunications industry and are either direct business competitors, capital market competitors or labor market competitors of the Company. All of these companies have certain similarities to the Company, in terms of size, relative capital intensity, industry sector, valuation and revenue growth. At the time of determination of this peer group, the Company's annualized revenues of approximately $67 million compared to peer group target revenues ranging from $50 million to $500 million, and the Company's market capitalization of approximately $200 million compared to peer group target market capitalization ranging from $100 million to $500 million. The Compensation Committee did not utilize the peer group in determining compensation levels or components in 2010 since the peer group was not selected until after these decisions had been made. The Compensation Committee intends to use peer group compensation statistics in the aggregate for comparison against the Company's compensation programs in 2011 and going forward. Because the Compensation

Committee intends to use these statistics in the aggregate, individual peer companies are not expected to be material to the overall evaluation or to the peer group data. Companies included in the peer group selected in December 2010 were as follows: AboveNet, Inc.; Atlantic Tele-Network, Inc.; Cbeyond, Inc.; Cogent Communications Group, Inc.; General Communication Inc.; Globecomm Systems Inc.; Leap Wireless International Inc.; Meru Networks, Inc.; Neutral Tandem, Inc.; NTELOS Holdings Corp.; Oclaro, Inc.; PAETEC Holding Corp.; Shenandoah Telecommunications Co.; SureWest Communications; and TowerStream Corporation.

  Role of Our Executive Officers in the Compensation Process

        While the Compensation Committee regularly holds executive sessions at its meetings, during which our executive officers, including our CEO, are not in attendance, members of our management team, including our CFO and our CEO, regularly assist the Compensation Committee with the preparation and review of Compensation Committee materials.

        Mr. Van Wagenen was actively involved in providing the initial recommendations to the Compensation Committee in its evaluation and design of 2010 compensation programs for our executive officers, including the recommendation of individual compensation levels for executive officers other than himself. Mr. Van Wagenen was not present during Compensation Committee deliberations and voting pertaining to the determination of his own compensation.

    Elements of Executive Compensation

        The principal elements of compensation and benefits that we provide to our executive officers, each of which is discussed in more detail below, include the following:

  •
  base salaries;

  •
  annual short-term cash incentive awards;

  •
  long-term equity incentive compensation;

  •
  severance benefits; and

  •
  perquisites and other benefits.

        We have designed our total compensation program to provide base compensation levels, annual cash incentive award opportunities and long-term incentive compensation awards that are economically equivalent to typical programs available for comparable executive officers in similarly situated public companies. We have structured our executive compensation program so that a significant portion of an executive's annual compensation will be paid in the form of at risk, performance-based, variable compensation. To achieve this structure, we have traditionally granted stock options and restricted stock awards every three years, rather than annually, to motivate our executive officers and align their long-term interest with those of our stockholders.

  Base Salaries

        The base salaries of our executive officers are reviewed on an annual basis as well as at the time of a promotion or other material change in responsibilities. In addition to providing a minimum level of compensation competitive with the market, we target base salary compensation to align each position's base salary with such position's scope and level of responsibility. Adjustments in base salary are based on an evaluation of individual performance, our company-wide performance and the individual executive's contribution to our performance. The Compensation Committee reviews proposals with regard to base salary adjustments made by the CEO for executives other than himself and then either approves or amends these base salary adjustments. The Compensation Committee independently reviews the performance of the CEO and determines and approves any modifications to the CEO's base salary.

        With respect to 2011 base salaries, the Compensation Committee has, for the third consecutive year, approved the recommendation of the CEO that base salaries for the executive officers remain unchanged. As a result, base salaries for 2011 will remain at the levels paid to the executive officers in fiscal 2008 to place greater emphasis on performance-based compensation linked to stockholder interests. See "2011 Compensation Framework—Executive Compensation Policies for 2011" below for information regarding 2011 annual base salaries and target bonus amounts for our current Named Executive Officers.

  Annual Short-Term Cash Incentive Awards

        All of our executive officers except Patrick Coughlin, our Senior Vice President—Sales and Marketing, participated in a short-term cash incentive program in 2010. Because Mr. Coughlin participates in a sales commission incentive plan, he was not eligible for the 2010 cash incentive program. The Summary Compensation Table below sets forth the amount of the short-term cash incentive (or sales commissions in the case of Mr. Coughlin) earned by each NEO in 2010 in the column "Non-Equity Incentive Plan Compensation." The purpose of the short-term cash incentive is to create an "at risk" variable element of compensation that is directly linked to the achievement of specific short-term financial, operational and customer-focused performance metrics. The 2010 short-term cash incentive awards were earned and paid on a quarterly basis, based on the achievement of defined financial targets and specific non-financial objectives. The bonus metric categories are established by the Compensation Committee on an annual basis, with the target or objective for each metric being set by the Compensation Committee on a quarterly basis.

        In February 2010, we established the following performance metrics for fiscal year 2010:

  •
  billing revenue;

  •
  targeted levels of corporate Adjusted EBITDA*;

  •
  network quality measurements;

  •
  targeted on-time delivery of new customer orders;

  •
  contracted incremental sales; and

  •
  targeted net new sites constructed at or under budget.

  *        Adjusted EBITDA, which is a non-GAAP financial measure, is defined as net income (loss) from operations before interest, taxes, depreciation and amortization, impairment and restructuring charges, stock-based compensation, gain on early extinguishment of debt, debt exchange expenses and other income (expense).

        These metrics, and the associated quarterly performance targets and objectives, represent the factors that our Board of Directors deemed most important for 2010. The quarterly performance targets and objectives were determined with reference to our 2010 budget, which we used to manage our day-to-day business and were determined by the Compensation Committee and our Board of Directors to represent improvements in our financial and operational performance in 2010. Each executive officer had a target level of bonus which was considered difficult and challenging, yet achievable.

        While the general performance metrics are established by the Compensation Committee on an annual basis, the weighting of the metrics, as well as the specific performance target or objective for each metric, are established by the Compensation Committee on a quarterly basis. Neither the weight of each metric nor the quarterly performance targets and objectives vary between executive officers. The performance metric weighting were the same for each fiscal quarter of 2010, as follows:

Performance Metric	Performance Metric Weighting
Billing Revenue	20%
Adjusted EBITDA	20%
Network Quality Measurements	20%
On-time Delivery of New Customer Orders	10%
Contracted Incremental Sales	20%
Net New Sites Constructed at or Under Budget	10%

TOTAL	100%

        The following table illustrates the level of achievement of the target or objective for each performance metric, as well as the overall achievement of all performance metrics, for each fiscal quarter of 2010:

	Fiscal Year 2010 Performance Metric Achievement
	Billing Revenue	Adjusted EBITDA	Network Quality	On Time Delivery of New Customer Orders	Contracted Incremental Sales	New Sites Constructed at or Under Budget	Total Actual Achievement
First Quarter	16%	21%	20%	0%	23%	0%	80%
Second Quarter	14%	0%	0%	4%	36%	1%	55%
Third Quarter	5%	40%	0%	17%	0%	0%	62%
Fourth Quarter	0%	40%	13%	0%	32%	6%	91%

        See "Grants of Plan-Based Awards for Fiscal Year 2010" below for the target amounts that could have been received by each NEO under the cash bonus program for 2010. Since the 2010 cash bonus program represents "at risk" compensation, it did not provide for any minimum or guaranteed amount of bonus for any of the NEOs.

  Long-Term Incentive Compensation

        During 2010, we administered long-term incentive compensation awards through both our Stock Incentive Plan adopted in 2001 (the "2001 Plan") and, after its approval by stockholders at our annual meeting in June 2010, our 2010 Stock Incentive Plan (the "2010 Plan"), both of which provide for the issuance of stock options and restricted stock. The 2010 Plan also provides for the issuance of stock appreciation rights, restricted stock units, phantom stock and other stock or performance based awards. The 2001 Plan will terminate on December 20, 2011, after which no new grants of awards may be made under that plan. The objectives of these plans are to promote the interests of the Company and our stockholders by (1) aligning a portion of our compensation to growth in stockholder value, (2) retaining and recruiting staff and directors, and (3) promoting an ownership culture by facilitating the accumulation and retention of shares of common stock.

  2001 Stock Incentive Plan

        Since its adoption in 2001, our 2001 Plan has been used for the grant of equity-based compensation for purposes of retaining or recruiting employees, officers, directors and consultants, and rewarding and providing incentives for individual performance. Our 2001 Plan will terminate on December 20, 2011.

        Our 2001 Plan provides for the grant of awards to our or our subsidiaries' employees, directors, officers and consultants. Awards under our 2001 Plan may consist of restricted stock or incentive or non-qualified stock options to acquire shares of our common stock. Incentive stock options may be granted only to employees. By making grants of restricted stock and stock options under our 2001 Plan, we seek to attract, retain and motivate our employees and other persons to devote their best efforts to our business and long-term success.

        As of April 18, 2011, there were 3,003,391 shares of our common stock authorized for issuance under our 2001 Plan, of which, 220,596 were available for issuance and were registered on Form S-8. We can continue to make grants under our 2001 Plan until its termination on December 20, 2011.

  2010 Stock Incentive Plan

        Stockholders approved the adoption of our 2010 Plan at the annual stockholders' meeting in June 2010. As with the 2001 Plan, our 2010 Plan has been and will continue to be used for the grant of equity-based compensation for purposes of retaining or recruiting employees, officers, directors and consultants, and rewarding and providing incentives for individual performance. We believe that our 2010 Plan should enhance long-term stockholder value by offering opportunities to our officers, employees, directors and consultants to acquire a proprietary interest in us, thereby more closely aligning their interests with those of our stockholders.

        Our 2010 Plan provides for the grant of awards to our or our affiliates' employees, directors, officers and service providers. Awards under our 2010 Plan may consist of incentive stock options and non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock, and other stock or performance-based awards. Incentive stock options may be granted only to employees. Further, non-qualified stock options and stock appreciation rights may only be granted to employees, non-employee directors and service providers of the Company or entities in a chain of corporations in which the Company has a controlling interest. By making grants of awards under our 2010 Plan, we seek to attract, retain and motivate our employees and other persons to devote their best efforts to our business and long-term success.

        As of April 18, 2011, there were 6,500,000 shares of our common stock authorized for issuance under our 2010 Plan, of which, 3,057,241 were available for issuance and were registered on Form S-8.

  Stock Option Awards

        Stock options granted under our 2001 Plan or our 2010 Plan may be either incentive stock options, as defined in the Code, or non-qualified stock options. Options under our 2001 Plan and certain incentive stock options under our 2010 Plan are subject to a maximum stock option term of five years. Other options under our 2010 Plan are subject to a maximum stock option term of ten years. Subject to these requirements, the Compensation Committee will determine the terms of stock options under the plans. Except in the case of substitute stock options, the exercise price of each stock option will not be less than 100% of the fair market value of the stock upon the date of the stock option grant. Employee stock option grants under our 2001 Plan typically vest 25% on the anniversary of the hire or grant date and the remainder vest monthly over a period of 36 months in equal monthly installments. Employee stock option grants under our 2010 Plan will vest one-third on each anniversary of their grant until fully vested (subject to earlier forfeiture or expiration), unless otherwise provided in the award agreement relating to such grant.

        Certain provisions of our 2001 Plan and 2010 Plan apply only to certain executive officers and are intended to comply with Section 162(m) of the Code. For additional information, please see "—Tax Implications of Executive Compensation" below.

        We have awarded all stock options to purchase our common stock to executive officers at the fair market value of our common stock at the grant date, based on the closing market price of our common stock on the date of the grant.

  Restricted Stock Awards

        The Compensation Committee may grant shares of restricted stock to any employee, director or service provider under our 2001 Plan or our 2010 Plan. Restricted stock is stock which is subject to a risk of forfeiture, which we refer to as "unvested" restricted stock, and is non-transferable until the restrictions lapse. The Compensation Committee may determine what restrictions apply to the stock and when the restrictions of one award may differ from those of any other award. If for any reason the restrictions imposed by the Compensation Committee are not met at the end of the restricted period, the stock will be forfeited by the participant and reacquired by the Company. Unless otherwise provided in the grant, holders of restricted stock will have the right to vote the shares, receive dividends and all other rights of our stockholders; provided, however, that unless otherwise provided in the award agreement, in the case of restricted stock under the 2010 Plan with respect to which vesting is conditioned on performance criteria, other than the continuation of the participant's employment or service for a fixed or specified duration, holders of restricted stock shall not have the right to receive dividends and/or vote with respect to such restricted stock until the restricted stock vests, at which time the sum of all dividends on such restricted stock for the restricted period shall be paid without interest. Generally, the restricted stock will be held in escrow by the Company until the restrictions lapse. For grants made prior to 2009, employee restricted stock grants typically vest at a rate of 25% per year on the anniversary dates of the grant. Restricted stock grants made in 2010 were either time-vesting, generally as to one third of the grant on each anniversary of the grant until fully vested, or performance-vesting, generally cliff vesting on the third anniversary of the grant if certain stock price performance criteria are satisfied during the vesting period.

  2010 Equity Refresh Grants

        In March 2009, the Compensation Committee authorized the grant of 120,000 stock options to the then-serving NEOs, each with an exercise price of $1.40 (split adjusted), the fair market value of our common stock on the date of grant. This grant of stock options vests 25% on the first anniversary of the grant date and the remainder vests monthly over a period of 36 months in equal monthly installments. On December 22, 2009, all of the 120,000 stock options granted to our NEOs vested on an accelerated basis, upon the consummation of our exchange offer and mandatory redemption relating to our Convertible Senior Secured Notes due 2012. Certain of our NEOs waived the acceleration of a portion of their other equity awards that would have otherwise occurred upon the consummation of this exchange offer, as described in the section titled "Payments Upon Termination or Change-in-Control" below.

        In light of this accelerated stock option vesting and in order to maintain the long-term alignment of our executive officers' interests with those of our stockholders, in 2010, after our stockholders approved the adoption of the 2010 Plan, the Compensation Committee granted an aggregate of 4,149,000 shares of restricted stock to 146 employees, including 1,575,000 shares of restricted stock to our NEOs, all of which shares of restricted stock are subject to a three-year vesting period. We refer to these grants of restricted stock as the "Equity Refresh Grants."

        The Equity Refresh Grants were made in two equal tranches:

  •
  time vesting based on continued service with the Company; and

  •
  performance vesting based upon achievement of specific stock price levels,

each with three-year vesting schedules. The time-based grants vest as to one-third of the grant on each of the first, second and third anniversaries of the date of grant. The Compensation Committee implemented performance-based grants that will become eligible for vesting in three years if the Company's stock price achieves specific target prices established on the date of grant. These grants will become eligible for end-of-performance-period cliff vesting 50% upon achievement of the target for the price of the Company's common stock remaining at or above $7 a share for 20 continuous trading days at any time during the performance period and end-of-performance-period cliff vesting as to the other 50% upon the achievement of the target for the price of the Company's common stock remaining at or above $10 a share for 20 continuous trading days at any time during the performance period. While the performance-based grants will become eligible for vesting upon attaining each threshold, no eligible portion of the award will vest until the end of the three-year vesting period. These target prices represented premiums of 97% and 181%, respectively, over the closing price of the Common Stock on the grant date.

        The sizes of Equity Refresh Grants made to our executive officers and all other employees who received the grants, with the exception of Mr. Van Wagenen, were determined based on proposals by management, as revised based on discussions between management and the Compensation Committee and on input from the Committee's compensation consultant. To maximize the incentive characteristics of the Equity Refresh Grants, the Compensation Committee determined to grant equity in 2010, but does not intend to make additional grants until 2013. The Equity Refresh Grants were made in amounts that were intended to provide incentives over a three year period that were comparable to those provided by similarly situated public companies over such period. The Compensation Committee was of the view that a single grant of a larger number of equity awards vesting over a three year period would provide a more effective incentive to employees and executives than would three annual grants that aggregated to the same size. The size of grants made to eligible employees other than our executive officers were made with consideration of the position, role and responsibility of the respective employment levels within the Company and with consideration to granting awards that are valued at a similar level to those equity grants typically made to similarly situated employees at similarly situated public companies. While the size of grants varied between employees at different levels, the size of grants did not vary among employees at any given level. Management structured all grants, other than the grant to be awarded to Mr. Van Wagenen, and presented its proposal to the Compensation Committee for consideration and approval. The Compensation Committee independently structured Mr. Van Wagenen's grant in an executive session. In structuring the size of Mr. Van Wagenen's grant, the Compensation Committee sought to award a three-year grant, the annualized value of which was economically equivalent to those equity grants typically made to other CEOs in similarly situated public companies. The Compensation Committee consulted with the compensation consultant to assist in making this determination.

        Other than the Equity Refresh grants discussed above, no additional equity compensation was awarded to our NEOs in 2010. The Compensation Committee does not anticipate granting additional equity compensation to our NEOs during 2011 or 2012 since the Equity Refresh Grants were designed to provide equity incentives to the NEOs over a three year period.

  Vesting Schedule

        The following table lists the number of stock options and restricted shares outstanding as of December 31, 2010 that will vest each year from 2011 through 2014, including separately those that will vest upon satisfaction of the share price performance criteria described above, and the percentage this equity represents of the 50,863,459 fully diluted shares outstanding as of December 31, 2010 (consisting of 49,985,246 shares issued and outstanding, 620,813 shares subject to outstanding stock options and 257,400 shares subject to outstanding warrants, but excluding shares issuable upon conversion of our Convertible Senior Secured Notes due 2012).

	Shares Subject to Options or Restricted Stock as of 12/31/10	Percentage of Fully Diluted Shares as of 12/31/10
Vested as of 12/31/10	546,414	1.07%
Vesting in 2011	797,805	1.57%
Vesting in 2012	727,843	1.43%
Vesting in 2013	728,667	1.43%
Vesting in 2013—$7/share performance	1,029,250	2.02%
Vesting in 2013—$10/share performance	1,029,250	2.02%
Vesting in 2014	—	—
Total outstanding as of 12/31/10	4,859,229	9.55%

  Employment and Retention Agreements

        The Board of Directors believes that establishing competitive severance arrangements with our executive officers is an effective means of recruiting and retaining high-performing executive officers. While we do not enter into employment or retention agreements with all of our executive officers, the Company is currently a party to an employment agreement with our President and Chief Executive Officer.

  Employment Agreement

        On April 9, 2008, Mr. Van Wagenen entered into an executive employment agreement with FiberTower (the "Employment Agreement"). Mr. Van Wagenen's Employment Agreement provides for an initial term of three years with automatic one-year extensions unless either party provides notice that the agreement is not to be extended. Pursuant to the Employment Agreement, Mr. Van Wagenen received, among other things, (i) a base annual salary of $350,000, subject to annual increases at the Board's sole discretion, and a bonus payment to be determined by the Board, where such bonus payment in 2008 could not exceed 150% of Mr. Van Wagenen's base salary, (ii) a restricted stock grant under our 2001 Plan of 87,500 shares that will vest as to 25% of the total grant on each of the first, second, third and fourth anniversary of the date of the Employment Agreement and (iii) an option to acquire up to 112,500 shares of FiberTower's common stock under our 2001 Plan at an exercise price of $14.30 per share (split adjusted), the fair market value of FiberTower's common stock on the date of the grant, with such options vesting as to 25% of the total grant on the first anniversary of the date of the Employment Agreement and the remainder vesting monthly over a period of 36 months in equal monthly installments.

        FiberTower and Mr. Van Wagenen may terminate his Employment Agreement at any time by giving notice to the other party. If FiberTower terminates the Employment Agreement other than for "Cause" or if Mr. Van Wagenen terminates for "Good Reason," FiberTower will pay Mr. Van Wagenen certain severance payments as outlined in the Employment Agreement. In addition, if a "Change of Control" occurs (as such term is defined in the Employment Agreement), all of his unvested stock options and restricted stock shall accelerate and become vested and exercisable upon certain conditions, as outlined in his Employment Agreement.

        As defined in the Employment Agreement, "Cause" for termination includes: (i) the executive's failure to perform (other than by reason of disability), or serious negligence in the performance of, his material duties and responsibilities to the Company or any of its affiliates; provided that (A) this provision shall not apply to mere dissatisfaction with executive's performance or his failure to achieve particular objectives or goals, and (B) this provision shall only constitute "Cause" where the Company has previously provided the executive with reasonably detailed written notice of his alleged failure or negligence which the executive fails to cure within seven (7) days of receipt of that notice; (ii) material breach of Section 7 (Confidential Information), 8 (Assignment of Rights to Intellectual Property) or 9 (Restricted Activities) of the Employment Agreement or breach of any fiduciary duty owed to the Company or any of its affiliates; (iii) fraud or embezzlement or other dishonesty which is material (monetarily or otherwise) with respect to the Company or any of its affiliates; or (iv) indictment, conviction or plea of nolo contendere to a felony or other crime involving moral turpitude.

        As defined in the Employment Agreement, "Good Reason" for termination includes: (i) any material changes in the executive's title, duties, position, responsibilities or reporting relationships, where the executive has previously provided the Company with detailed written notice of such change(s) which the Company failed to cure within sixty (60) days of receipt of that notice; provided, however, that the failure of the executive to be elected to the Board of Directors or the failure of the Company to continue the executive's appointment or election as a director or officer of any of its affiliates shall not constitute "Good Reason;" (ii) any requirement by the Company that the executive relocate to an office location that is more than fifty (50) miles from his then-current regular office location (it being understood that as of the effective date of the Employment Agreement, the office location is the Company's offices in San Francisco, California); and (iii) failure of the Company to provide the executive cash compensation and benefits in accordance with the terms of Section 4 (Compensation and Benefits) of the Employment Agreement or under the Company's separate letter agreement with the executive, excluding any failure which is cured within ten (10) business days following notice from the executive specifying in detail the nature of such failure.

        Mr. Van Wagenen is also a party to a separate letter agreement with FiberTower, dated April 9, 2008. Pursuant to the letter agreement, which is construed in accordance with the Employment Agreement, we agreed to pay Mr. Van Wagenen (i) a cash bonus of $666,667 on April 9, 2010, if he is still employed as our Chief Executive Officer on such date, and (ii) an additional cash bonus of $333,333 on April 9, 2011, if he continues to remain so employed on such date. In addition, if on or before April 9, 2011, a Change of Control occurs, Mr. Van Wagenen's employment as Chief Executive Officer of the Company is terminated other than for Cause, or Mr. Van Wagenen terminates his employment as Chief Executive Officer of the Company with Good Reason, any amounts not yet paid under the letter agreement shall become immediately due and payable. All such amounts have now been paid.

        In December 2009, the Company consummated an exchange offer and mandatory redemption relating to our Convertible Senior Secured Notes due 2012. The consummation of these transactions resulted in a Change in Control of the Company, as defined by Mr. Van Wagenen's Employment Agreement. The payments received by Mr. Van Wagenen under the Employment Agreement and the letter agreement following the Change of Control are described below under "Potential Payments Upon Termination or Change-in-Control."

  Retention Agreements

        On February 11, 2008, we entered into letter agreements with Mr. Scott and Mr. Potharlanka, pursuant to which we agreed (i) to pay each executive a cash retention bonus of $666,667 on January 1, 2010 and an additional cash retention bonus of $333,333 on January 1, 2011 if he remains employed by us as our Chief Financial Officer or Chief Operating Officer, respectively, on such date and (ii) to make a restricted stock grant to each executive of 25,000 shares of our common stock, which shall vest as to 16,667 shares on January 1, 2010 and 8,333 shares on January 1, 2011 if he remains employed by us as our Chief Financial Officer or Chief Operating Officer, respectively, on such date. All such amounts have now been paid and all such shares have now vested.

        The letter agreements also provided that in the event that (i) a "Change of Control" (as defined in the letter agreements) occurs, (ii) we terminated the executive's employment without "Cause" or (iii) the executive terminated his employment with "Good Reason," any amounts not yet paid pursuant to the agreement will become immediately due and payable and any unvested shares of restricted stock granted pursuant to the agreement will become fully vested. The potential payments that could be received by Mr. Scott and Mr. Potharlanka under their letter agreements in the event of a termination of employment or a change of control are described below under "Payments Upon Termination or Change-in-Control."

        As defined in the letter agreements, "Cause" for termination included: (a) unauthorized use or disclosure of the Company's confidential information or trade secrets, or the material misappropriation of property belonging to the Company; (b) material breach of any contract between the Company and the executive; (c) material breach of any policy of the Company applicable to employees of the Company generally (such as the Company's Procedures and Guidelines Governing Securities Trades by Company Personnel or Amended and Restated Corporate Code of Business Conduct and Ethics); (d) failure to perform (other than by reason of disability), or serious negligence in the performance of, the executive's material duties and responsibilities to the Company; (e) fraud or embezzlement or other dishonesty which is material (monetarily or otherwise) with respect to the Company; or (f) indictment, conviction or plea of nolo contendere to a felony or other crime involving moral turpitude.

        As defined in the letter agreements, "Good Reason" for termination included: (a) failure of the Company to continue the executive in the position (and with material duties and responsibilities consistent with such position), and with the title of Chief Financial Officer or Chief Operating Officer, as applicable; (b) failure of the Company to pay to the executive any material portion of the amounts required hereunder or any other compensation agreed by the Company to be paid to the executive, excluding any failure which is cured within ten (10) business days following notice from the executive to the Company specifying in detail the nature of such failure; or (c) permanent relocation of the executive's principal place of work to a location more than fifty (50) miles from the city of San Francisco, California; provided, however, that failure of the Company to continue the executive in the position (and with duties and responsibilities of such position) and with the title of Co-President will not constitute "Good Reason."

  Perquisites and Other Benefits

        We annually review the perquisites and other personal benefits that our executive officers receive. Our executive officers did not receive any perquisites or personal benefits during 2010.

        We maintain an employee benefit plan that provides our employees, including executives, with the opportunity to enroll in our health, dental, vision and term life insurance plans. The medical plan requires the employee to pay a portion of the premium, with the Company paying the remainder. We pay premiums in full on our dental and vision plans as well as our term life, accidental death and short- and long-term disability plans. These benefits are offered on the same basis to all employees. Our executives are also eligible to participate in our 401(k) Plan under the same parameters applicable to all other employees. At this time, we do not match employee contributions under our 401(k) Plan.

2011 Compensation Framework—Executive Compensation Policies for 2011

        The following is a summary of the significant steps we have taken to date with respect to establishing 2011 executive compensation.

  Compensation Peer Group Analysis

        Based upon the market review conducted by our compensation consultant and considered by the Committee in February 2011, our 2010 NEO salaries were generally at or below median salaries for executive officers at peer group companies, 2010 target annual bonus levels for our NEOs were generally at median levels for target bonuses for executive officers at peer group companies, 2010 total cash compensation for our NEOs was between the 50th and 75th percentiles with the peer group companies, and our NEO long-term incentives generally comprised a much larger percentage of direct compensation than it did for executives at peer group companies. The Committee believes that these levels and components of executive compensation are consistent with the Company's stated compensation philosophy and goals.

  2011 Base Salaries and Target Bonus

        Subject to further review upon changed circumstances, we have established 2011 base salaries, which have remained at the levels established in 2008 (or upon commencement of employment in the case of Mr. Coughlin), and target bonus amounts for our executive officers, which we believe to be appropriate given the stage of the Company, as set forth in the table below. While the Company is not in alignment with its general objective of paying base salaries at approximately the market median level, the Committee did not believe that significant adjustments in salary and bonus amounts were appropriate due to the overall condition of the Company's industry and the outlook for 2011, and the Compensation Committee's philosophy that a significant portion of an executive's annual compensation be paid in the form of at-risk, performance-based, variable compensation. While the market data presented to the Committee provides a meaningful look at competitive pay levels to our NEOs, we also realize the importance of considering each NEOs experience in a position, specialized skill and ability; therefore, the Committee reserves the right to exercise subjective business judgment and discretion when setting base salaries and target bonus levels.

Executive Officer	2011 Base Salary	2011 Target Bonus
Kurt J. Van Wagenen	$350,000	$262,500
Thomas A. Scott	$250,000	$125,000
Ravi Potharlanka	$250,000	$125,000
Joseph M. Sandri, Jr.	$235,000	$94,000
Patrick J. Coughlin	$200,000	$250,000	(1)

(1)
Represents targeted sales commissions of $62,500 for the first quarter of 2011 and targeted annual cash incentive program bonus of $187,500 for the second, third and fourth quarters of 2011.

  2011 Annual Cash Incentive Awards

        We have revised the 2011 bonus metrics under our annual cash incentive program for our NEOs as compared to the 2010 bonus metrics. As the Company has previously disclosed, our business is capital intensive, and the Company believes it will require additional capital in excess of its current cash balances to fund capital expenditures and pay operating expenses in the near future. In light of this need for capital, balanced with the goal of continuing to focus on the financial results for the Company, the Compensation Committee, in consultation with the CEO, has revised the 2011 bonus metrics as described below.

        One half of the 2011 annual cash incentive target bonus has been designated as the "Financial Performance Bonus," and one half has been designated as the "Capital Requirements Bonus." Mr. Coughlin's bonus for the first quarter of 2011 was based on sales commissions, and was then converted to the Financial Performance Bonus and Capital Requirements Bonus for the remainder of the year.

        The Financial Performance Bonus will be earned and payable at the end of the second quarter and then on a quarterly basis for the third and fourth quarters of 2011, based on the achievement of defined financial targets. In April 2011, we established the following performance metrics for the Financial Performance Bonus for 2011:

  •
  targeted levels of unrestricted cash; and

  •
  targeted levels of corporate Adjusted EBITDA.*

  *        Adjusted EBITDA, which is a non-GAAP financial measure, is defined as net income (loss) from operations before interest, taxes, depreciation and amortization, impairment and restructuring charges, stock-based compensation, gain on early extinguishment of debt, debt exchange expenses and other income (expense).

        The target for each metric for the first two quarters (considered as a single accounting period) was determined by the Compensation Committee in April 2011, and will be set by the Compensation Committee on a quarterly basis for the third and fourth quarters of 2011. These metrics, and the associated quarterly performance targets, represent the financial performance factors that the Compensation Committee and the Board of Directors deemed most important for 2011. The quarterly performance targets are expected to be determined with reference to our 2011 budget, which we use to manage our day-to-day business. The Compensation Committee seeks to set target levels for the Financial Performance Bonus that will be considered difficult and challenging, yet achievable.

        The Capital Requirements Bonus will be payable upon the completion of a transaction or series of transactions, approved by the Board of Directors prior to December 31, 2011, addressing the Company's capital requirements to the satisfaction of the Board. If this bonus metric is satisfied, the Company will pay the NEOs one half of their target bonus at a payout of 200% (e.g., if this bonus metric is satisfied, Mr. Van Wagenen will receive a Capital Requirements Bonus equal to $262,500), but if the metric is not satisfied, the NEOs will not be entitled to receive any Capital Requirements Bonus. Unlike the 2010 bonuses, which were paid quarterly, any Capital Requirements Bonus will be payable upon completion of such transaction or series of transactions. In addition, the right to receive payment of the Capital Requirements Bonus will accelerate upon certain change of control events.

        The Compensation Committee believes that this change in the bonus metrics will provide significant incentive to the NEOs to work as a team to accomplish the Company's most important near-term objective while continuing to focus on the Company's financial results, and expects to return to bonus metrics more like those utilized in 2010 for future periods. The 2011 bonus program for the general employee population remains associated with meeting quarterly financial and customer related targets, such as reported revenue, Adjusted EBITDA, network availability, on-time delivery of new orders, and growth in monthly recurring revenue.

  2011 Long-Term Equity Incentive Compensation

        Our equity compensation strategy has traditionally focused on granting our executive officers stock options and restricted stock awards every three years, rather than annually, which we believe aligns their interests with the long-term interests of our stockholders. We have historically granted a large percentage of equity compensation in the form of restricted stock, although for 2009, after assessing market conditions, business needs and competitive market data regarding long-term incentive program impacts on stockholder dilution for comparable companies, the Compensation Committee determined that an emphasis on stock options for fiscal 2009 would be appropriate to meet our long-term executive incentive program incentives. In 2010, with the Equity Refresh Grants, we have shifted the focus of our long-term equity incentive compensation program back to restricted stock and implemented a performance-vesting award to complement the use of time-vested restricted stock.

  Equity Awards

        As described above, the Compensation Committee does not anticipate issuing stock options or restricted stock to our executive officers in 2011 in light of the three-year time-vesting and performance-vesting equity grants made in 2010.

Other Matters

  Stock Ownership Requirements

        We do not currently have any policy or guidelines that require a specified ownership of our common stock by, or stock retention guidelines applicable to equity-based awards granted to, our executive officers. See "Outstanding Equity Awards at Fiscal Year-End 2010" for information regarding outstanding options and restricted stock awards held by our NEOs and "Security Ownership of Certain Beneficial Owners and Management" for information regarding shares of our common stock beneficially owned by our NEOs. Effective February 2011, members of our Board of Directors who accept equity-based awards as compensation for their service as non-employee directors of the Company are required to enter into contractual lock-up agreements with the Company, whereby each agrees to retain, at all times during their service as a director, a minimum stock ownership interest in the Company of at least 30,000 shares of common stock of the Company.

  Tax Implications of Executive Compensation

        Our aggregate deductions for each executive officer's compensation are potentially limited by Section 162(m) of the Internal Revenue Code to the extent the aggregate amount paid to an executive officer exceeds $1.0 million, unless it is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exceptions specified in the Internal Revenue Code. The Compensation Committee considers the anticipated tax treatment of the Company's executive compensation when making incentive awards.

Compensation Committee Report

        The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee John P. Kelly, Chair Steven D. Scheiwe Randall A. Hack

Summary Compensation Table

        The following table sets forth the aggregate compensation awarded to, earned by, or paid during 2010, 2009 and 2008, as applicable, to our NEOs. See "Compensation Discussion and Analysis" above for a narrative description of the elements of compensation shown below and material factors affecting compensation.

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)(2)	Option Awards(1)(2)	Non-Equity Incentive Plan Compensation(3)		All Other Compensation		Total
Kurt J. Van Wagenen	2010	$350,000		—		$1,378,687	—	$188,857		—		$1,917,544
President and Chief	2009	$350,000		$666,667	(4)	—	$60,000	$241,631		—		$1,318,298
Executive Officer	2008	$246,346		—		$1,251,250	$821,250	$202,406		$79,903	(5)	$2,601,156
Thomas A. Scott	2010	$250,000		—		$943,312	—	$89,932		—		$1,283,244
Senior Vice President and	2009	$250,000		$666,667	(6)	—	$30,000	$115,064		—		$1,061,731
Chief Financial Officer	2008	$250,000		—		$805,000	—	$144,919		$14,479	(5)	$1,214,398
Ravi Potharlanka	2010	$250,000		—		$943,312	—	$89,932		—		$1,283,244
Senior Vice President and	2009	$250,000		$666,667	(6)	—	$30,000	$115,064		—		$1,061,731
Chief Operating Officer	2008	$250,000		—		$805,000	—	$144,919		—		$1,199,919
Joseph M. Sandri, Jr.	2010	$235,000		—		$653,062	—	$73,505		—		$961,567
Senior Vice President	2009	$235,000		—		—	$24,000	$110,128		—		$369,128
Regulatory & Government	2008	$235,000		—		$241,500	—	$131,011		—		$607,511
Patrick J. Coughlin	2010	$200,000		—		$653,062	—	$213,092	(7)			$1,066,154
Senior Vice President	2009	$174,247	(8)	$50,000	(8)	—	$24,000	$121,799	(7)	—		$370,046
Sales & Marketing

(1)
The amounts reported with respect to stock and option awards made during the fiscal year represent the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("FASB ASC Topic 718").

Refer to "Note 2—Basis of Presentation and Accounting Policies" and "Note 11—Stockholders' Equity and Stock-Based Compensation" in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for a description of all assumptions made in the valuation of the awards reflected in the Stock Awards and Option Awards columns above.

(2)
In December 2009, the Company consummated an exchange offer and mandatory redemption relating to our Convertible Senior Secured Notes due 2012, which triggered the Change of Control provisions in certain agreements between the Company and each of Messrs. Van Wagenen, Scott and Potharlanka and triggered the acceleration of vesting on all outstanding equity awards held by Messrs. Sandri and Coughlin.

Pursuant to the terms of the agreements between the Company and Messrs. Van Wagenen, Scott and Potharlanka, all unvested stock options and restricted stock held by these officers would automatically vest in full upon a Change of Control. The only exception to this immediate acceleration relates to Mr. Van Wagenen, whose unvested stock options and restricted stock would vest in full six months after the completion of the Change of Control if he remained employed by the Company at that time. In anticipation of the Change of Control, on December 16, 2009, the Company entered into a Waiver of Acceleration of Benefits Upon a Change of Control (the "Waivers") with each of Messrs. Van Wagenen, Scott and Potharlanka, pursuant to which Messrs. Van Wagenen, Scott and Potharlanka waived the acceleration of vesting of certain restricted stock and stock options. For additional information regarding the number of shares of restricted stock and options that vested on an accelerated basis after giving effect to the Waivers, please see "—Payments Upon Termination or Change-in-Control" below.

Upon consummation of the exchange offer and mandatory redemption relating to our Convertible Senior Secured Notes due 2012 in December 2009, each of Messrs. Sandri and Coughlin fully vested on an accelerated basis in all of their then-outstanding equity awards.

(3)
Represents amounts earned under our annual cash incentive program.

(4)
Represents a signing bonus payout made to Mr. Van Wagenen in connection with the Change of Control resulting from the consummation of the exchange offer and mandatory redemption relating to our Convertible Senior Secured Notes due 2012. For additional information, please see "—Payments Upon Termination or Change-in-Control" below.

(5)
Represents reimbursement of out-of-pocket expenses incurred for the officer's relocation.

(6)
Represents special retention bonus payouts made to each of Messrs. Scott and Potharlanka in connection with the Change of Control resulting from the consummation of the exchange offer and mandatory redemption relating to our Convertible Senior Secured Notes due 2012. For additional information, please see "—Payments Upon Termination or Change-in-Control" below.

(7)
Represents sales commissions earned by Mr. Coughlin. Mr. Coughlin was not eligible for the Company's annual cash incentive program in 2009 or 2010.

(8)
Mr. Coughlin was hired by the Company on February 17, 2009. For 2009, he received a prorated portion of his $200,000 annual base salary. He also received a $50,000 signing bonus at the time of hire.

Grants of Plan-Based Awards for Fiscal Year 2010

        All stock awards and option awards set forth below were issued under our 2001 Plan or our 2010 Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Threshold	Target		Max		(#)	(#)	($/share)	($)
Kurt J. Van Wagenen	6/3/10	—	$262,500		$525,000		475,000	—	—	$1,378,687
Thomas A. Scott	6/3/10	—	$125,000		$250,000		325,000	—	—	$943,312
Ravi Potharlanka	6/3/10	—	$125,000		$250,000		325,000	—	—	$943,312
Joseph M. Sandri, Jr.	6/3/10	—	$99,875	(4)	$199,750	(4)	225,000	—	—	$653,062
Patrick J. Coughlin	6/3/10	—	$250,000	(5)	—		225,000	—	—	$653,062

(1)
Grants of non-equity incentive plan awards were made under the Company's annual cash incentive program.

(2)
Grants of stock awards and option awards were made under our 2001 Plan or our 2010 Plan.

(3)
The amounts reported with respect to stock and option awards made during the fiscal year represent the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("FASB ASC Topic 718").

(4)
Mr. Sandri transitioned from a 50% bonus target to a 40% bonus target in the second fiscal quarter of 2010.

(5)
Represents sales commissions targeted for Mr. Coughlin. Mr. Coughlin is not eligible for the Company's annual cash incentive program.

 Outstanding Equity Awards at Fiscal Year-End 2010

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares That Have Not Vested(#)		Market Value of Shares That Have Not Vested(1)
Kurt J. Van Wagenen	74,999	37,501	(2)	$14.30	4/9/13
	50,000	—		$1.40	3/17/14
						43,750	(3)	$195,125
						237,500	(4)	$1,059,250
						118,750	(5)	$529,625
						118,750	(6)	$529,625
Thomas A. Scott	5,000	—		$79.30	1/30/11
	26,667	—		$77.40	8/29/11
	25,000	—		$1.40	3/17/14
						6,250	(7)	$27,875
						8,333	(8)	$37,165
						162,500	(4)	$724,750
						81,250	(5)	$362,375
						81,250	(6)	$362,375
Ravi Potharlanka	4,655	—		$8.60	7/19/14
	3,309	—		$46.80	5/5/16
	864	—		$46.80	5/5/16
	15,000	—		$77.40	8/29/11
	25,000	—		$1.40	3/17/14
						6,250	(7)	$27,875
						8,333	(8)	$37,165
						162,500	(4)	$724,750
						81,250	(5)	$362,375
						81,250	(6)	$362,375
Joseph M. Sandri, Jr.	2,000	—		$70.00	1/16/11
	6,000	—		$77.40	8/29/11
	20,000	—		$1.40	3/17/14
						112,500	(4)	$501,750
						56,250	(5)	$250,875
						56,250	(6)	$250,875
Patrick J. Coughlin	20,000	—		$1.40	3/17/14
						112,500	(4)	$501,750
						56,250	(5)	$250,875
						56,250	(6)	$250,875

(1)
Determined by multiplying the $4.46 closing market price of our common stock on December 31, 2010 by the number of shares in the prior column.

(2)
The options began vesting as to 25% on April 9, 2009 and the remainder vest monthly over a period of 36 months in equal monthly installments.

(3)
The shares of restricted stock vested as to 25% on April 9, 2009, 25% on December 22, 2009, 25% on April 9, 2011, and the remainder will vest on April 9, 2012.

(4)
The shares of restricted stock will vest annually over a three-year period beginning June 3, 2011.

(5)
The shares of restricted stock become eligible for end-of-performance-period cliff vesting upon the price of our common stock remaining at or above $7.00 per share for 20 consecutive trading days at any time during the performance period.

(6)
The shares of restricted stock become eligible for end-of-performance-period cliff vesting upon the price of our common stock remaining at or above $10.00 per share for 20 consecutive trading days at any time during the performance period.

(7)
The shares of restricted stock vested as to 25% on December 15, 2008 and 2009, 25% on December 22, 2009, and the remainder will vest on December 15, 2011.

(8)
The shares of restricted stock vested as to 16,667 shares on December 22, 2009 and 8,333 on January 1, 2011.

Option Exercises and Stock Vested for Fiscal Year 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Kurt J. Van Wagenen	—	—	—	—
Thomas A. Scott	—	—	—	—
Ravi Potharlanka	—	—	—	—
Joseph M. Sandri, Jr.	—	—	—	—
Patrick J. Coughlin	—	—	—	—

(1)
Value realized on vesting was calculated by multiplying the number of shares by the market value of the underlying shares on the vesting date.

Payments Upon Termination or Change-in-Control

    Change of Control Agreements

  Kurt J. Van Wagenen

        Pursuant to our executive employment agreement with Mr. Van Wagenen, if (i) we terminate his employment without Cause, as defined in the agreement, or (ii) he terminates his employment with Good Reason, as defined in the agreement, we shall be required to (a) pay his annual salary earned but not paid through the date of termination, (b) pay for any vacation time earned but not used through the date of termination, (c) pay any bonus awarded for the year preceding that in which termination occurs but unpaid on the date of termination; (d) pay a pro-rated bonus for year in which the termination occurs; (e) pay for any business expenses incurred by the Executive but un-reimbursed on the date of termination; (f) pay all obligations due to Mr. Van Wagenen pursuant to his separate letter agreement with us; (g) the sum of his annual salary at the rate in effect on the date of termination and his target bonus (such sum payable in approximately equal installments at our regular paydays for our executives during the period from the date of termination through the one-year anniversary thereof); and (h) pay Mr. Van Wagenen that portion of the premiums towards his family health and dental insurance policies that we were paying to him immediately prior to his termination for the period from the date of termination through the one-year anniversary thereof. In addition, we will cause to become vested any unvested shares of restricted stock and unvested stock options which would have vested by passage of time during the period from the date of termination through the one-year anniversary thereof, had the Executive remained in the employ of the Company during that period.

        Mr. Van Wagenen is also a party to a letter agreement with the Company dated April 9, 2008. Pursuant to the letter agreement, we agreed to pay Mr. Van Wagenen (i) a cash bonus of $666,667 on April 9, 2010, if he was still employed by as our Chief Executive Officer on such date, and (ii) an additional cash bonus of $333,333 on April 9, 2011, if he continued to remain so employed on such date. A Change of Control would have resulted in any amounts not yet paid under the letter agreement becoming immediately due and payable. All such amounts have now been paid.

  Thomas A. Scott

        Pursuant to our letter agreement dated February 11, 2008 with Mr. Scott, if (i) a Change of Control, as defined in the agreement, occurs, (ii) we terminate his employment without Cause, as defined in the agreement, or (iii) he terminates his employment with Good Reason, as defined in the agreement, any amounts not yet paid pursuant to the agreement will become immediately due and payable and any unvested shares of restricted stock granted pursuant to the agreement will become fully vested. Pursuant to the letter agreement, Mr. Scott was also paid $666,667 and $333,333 since he remained employed by the Company on January 1, 2010 and January 1, 2011, respectively. A Change of Control would have resulted in any amounts not yet paid under the letter agreement becoming immediately due and payable.

  Ravi Potharlanka

        Pursuant to our letter agreement dated February 11, 2008 with Mr. Potharlanka, if (i) a Change of Control, as defined in the agreement, occurs, (ii) we terminate his employment without Cause, as defined in the agreement, or (iii) he terminates his employment with Good Reason, as defined in the agreement, any amounts not yet paid pursuant to the agreement will become immediately due and payable and any unvested shares of restricted stock granted pursuant to the agreement will become fully vested. Pursuant to the letter agreement, Mr. Potharlanka was also paid $666,667 and $333,333 since he remained employed by the Company on January 1, 2010 and January 1, 2011, respectively. A Change of Control would have resulted in any amounts not yet paid under the letter agreement becoming immediately due and payable.

    Change of Control Payments

        On October 26, 2009, the Company initiated an offer to exchange, which we refer to as the "Exchange Offer," any and all of our existing 9.00% Convertible Senior Secured Notes Due 2012 ("Notes due 2012") for 9.00% Mandatorily Redeemable Convertible Senior Secured Notes Due 2012 (the "Interim Notes"). The Interim Notes were mandatorily redeemable for a combination of cash, shares of our common stock, and 9.00% Senior Secured Notes Due 2016 ("Notes due 2016"). We refer to the mandatory redemption of the Interim Notes as the "Mandatory Redemption." Consummation of the exchange offer and mandatory redemption relating to our Convertible Senior Secured Notes due 2012, on December 22, 2009, triggered the Change of Control provisions in each of our agreements with Messrs. Van Wagenen, Scott and Potharlanka and triggered the acceleration of vesting on all outstanding equity awards held by Messrs. Sandri and Coughlin.

        In anticipation of the Change of Control, on December 16, 2009, we entered into a Waiver of Acceleration of Benefits Upon a Change of Control (the "Waivers") with each of Messrs. Van Wagenen, Scott and Potharlanka, pursuant to which Messrs. Van Wagenen, Scott and Potharlanka waived the acceleration of vesting of certain restricted stock and stock options. Pursuant to the terms of the agreements between the Company and its executive officers, all unvested stock options and restricted stock would automatically vest in full upon the completion of the Mandatory Redemption. The only exception to this immediate acceleration relates to Mr. Van Wagenen, whose unvested stock options and restricted stock would vest in full six months after the completion of the Mandatory Redemption if he remained employed by the Company at that time. However, pursuant to the Waivers,

Messrs. Van Wagenen, Scott and Potharlanka agreed to waive the acceleration of vesting that would have occurred as a result of the Mandatory Redemption with respect to (i) all of their restricted stock that is otherwise scheduled to vest on or after January 1, 2011 and (ii) all of their stock options, other than those stock options that had an exercise price less than $0.50, the fair market value of the Company's common stock on the date of the Waiver.

        The table below shows the number of shares of restricted stock and options the acceleration of which was waived by Messrs. Van Wagenen, Scott and Potharlanka pursuant to the Waivers.

Name	Shares of Restricted Stock for which Accelerated Vesting was Waived	Shares Issuable Under Options for which Accelerated Vesting was Waived	Option Exercise Price
Kurt J. Van Wagenen	43,750
		65,625	$14.30
Thomas A. Scott	14,583
		5,000	$77.40
Ravi Potharlanka	14,583
		6,500	$77.40

        The table below shows the number of shares of restricted stock and options that vested on an accelerated basis after giving effect to the Waivers.

Name	Shares of Restricted Stock Subject to Accelerated Vesting	Shares Issuable Under Options Subject to Accelerated Vesting	Option Exercise Price
Kurt J. Van Wagenen	21,875
		50,000	$1.40
Thomas A. Scott	27,917
		25,000	$1.40
Ravi Potharlanka	27,917
		25,000	$1.40

        Messrs. Scott and Potharlanka's letter agreements provide for vesting of shares of restricted stock on January 1, 2010 and January 1, 2011 if Messrs. Scott and Potharlanka remain employed by the Company on those dates, and pursuant to the terms of those agreements, that vesting would have been accelerated absent the Waivers described above. In addition, Messrs, Scott and Potharlanka's letter agreements, as well as Mr. Van Wagenen's letter agreement, provide for cash payments in the event that the officers remain employed by the Company through certain dates in 2010 and 2011. The Change of Control provisions of the letter agreements would have resulted in the acceleration of these cash payments upon consummation of the Mandatory Redemption. However, pursuant to the Waivers, Messrs. Van Wagenen, Scott and Potharlanka agreed to waive the acceleration of vesting with respect to the cash payments that are otherwise scheduled to occur on or after January 1, 2011. As a result, each of Messrs. Van Wagenen, Scott and Potharlanka became entitled to a cash payment of $666,667 upon completion of the exchange offer and mandatory redemption relating to our Convertible Senior Secured Notes due 2012.

        Upon consummation of the exchange offer and mandatory redemption relating to our Convertible Senior Secured Notes due 2012, each of Messrs. Sandri and Coughlin fully accelerated vesting on all outstanding equity awards. The table below shows the number of shares of restricted stock and options held by Messrs. Sandri and Coughlin that vested on an accelerated basis upon consummation of the exchange offer and mandatory redemption relating to our Convertible Senior Secured Notes due 2012.

Name	Shares of Restricted Stock Subject to celerated Vesting	Shares Issuable Under Options Subject to Accelerated Vesting	Option Exercise Price
Joseph M. Sandri, Jr.	9,300
		20,000	$1.40
		1,125	$77.40
Patrick J. Coughlin	—
		20,000	$1.40

    2011 Annual Cash Incentive Program

        Payment to our executive officers of the Capital Requirements Bonus amounts set forth above under the 2011 annual cash incentive program will vest and become payable upon the consummation of a change of control, as defined by the Compensation Committee in connection with the adoption of the 2011 annual cash incentive program for our executive officers, occurring on or before December 31, 2011. "Change of Control" under the program means the occurrence of any of the following events: (i) the sale or transfer of all or substantially all of the Company's assets, (ii) a consolidation or merger where the voting securities of the Company outstanding immediately preceding such transaction, or the voting securities issued in exchange for or with respect to the voting securities of the Company outstanding immediately preceding such transaction, represent 50% or less of the voting power of the surviving entity following the transaction; or (iii) a transaction or series of related transactions which results in the acquisition of more than 50% of the Company's outstanding voting power by a single person or entity or by a group of persons and/or entities acting in concert; provided, that a transaction principally for the purpose of reorganizing the Company into a holding company structure or reincorporating the Company in another jurisdiction shall not constitute a "Change of Control." The Compensation Committee believes that this is an appropriate event for the acceleration of vesting and payment of these bonus amounts since the sole bonus metric with respect to this bonus, i.e., consummation of a transaction or series of transactions addressing the capital needs of the Company, will have been otherwise satisfied upon the consummation of such a change of control transaction.

Proposal 1:
ELECTION OF DIRECTORS

        It is the intention of the persons named in the enclosed form of proxy, unless otherwise instructed, to vote duly executed proxies for the election of the nominees for director listed below. Pursuant to our bylaws, directors will be elected by a plurality of the votes duly cast at the meeting. We do not expect the nominees to be unavailable to serve for any reason, but if that should occur before the meeting, we anticipate that proxies will be voted for other nominees to be selected by the Board of Directors.

General

        Our Board of Directors currently consists of seven persons, three Class I directors with terms expiring at the 2013 Annual Meeting of Stockholders, two Class II directors with terms expiring at the 2011 Annual Meeting of Stockholders and two Class III directors with terms expiring at the 2012 Annual Meeting of Stockholders. There is no family relationship between any director and any other director or executive officer.

        At the Annual Meeting, stockholders will vote for the nominees for Class II directors listed below. The terms of the Class II directors elected at the meeting will continue until the Annual Meeting of Stockholders in 2014 or until their respective successors have been duly elected and have qualified. Biographical information, including principal occupation and business experience during the last five years, of each Class I, Class II and Class III director, as well as a description of those certain aspects of each director's background that have contributed, and are expected to continue to contribute, to the director's constructive service to the Company's Board of Directors, are set forth below.

Nominees to Serve Three-Year Terms Expiring at the 2014 Annual Meeting (Class II Directors)

  John K. Braniff, age 46

        Mr. Braniff has served as a member of our Board of Directors since December 2009 and is the Chairman of our Nomination and Corporate Governance Committee. Mr. Braniff has been Managing

Partner of Black Raven Partners LLC since 2006. Prior to that, he was a Managing Director and a member of the Board of Directors of UBS Investment Bank from 2000 to 2005. Mr. Braniff has also previously held positions at Paine Webber, Salomon Brothers, Hambrecht & Quist and Drexel Burnham Lambert. Mr. Braniff's 19 years of service in the investment banking industry provide him with a strong financial background, as well as valuable experience in identifying, assessing, and minimizing risk that can affect public companies.

  Philip M. Kelley, age 38

        Mr. Kelley has served as a member of our Board of Directors since June 2009 and is a member of the Nomination and Corporate Governance Committee. Mr. Kelley has served as Senior Vice President, Corporate Development and Strategy for Crown Castle International Corporation since September 2008. Prior to this, Mr. Kelley served as Managing Director of Crown Castle Australia from May 2004. Prior to that, he served as Vice-President with strategic oversight of Crown Castle's subsidiary companies and mergers and acquisitions efforts. Prior to joining Crown Castle International in April of 1997, Mr. Kelley was a financial analyst, then an asset manager with Archon Group, a wholly-owned subsidiary of Goldman Sachs of New York. Mr. Kelley serves on our Board of Directors on behalf of Crown Castle Investment Corp. He graduated cum laude from Harvard University with a concentration in Economics. Mr. Kelley's fourteen years of leadership at Crown Castle, coupled with his strong financial background, provide a platform for analyzing the Company's risk and strategic development.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY.

 Continuing Directors

        The following describes current directors of the Company whose terms will continue after the meeting.

    Directors Serving a Term Expiring at the 2012 Annual Meeting (Class III Directors)

  John P. Kelly, age 53

        Mr. Kelly has served as Chairman of our Board of Directors since December 22, 2009. Mr. Kelly has served as a member of our Board of Directors and the Chairman of our Compensation Committee since the merger of First Avenue Networks, Inc. and FiberTower Network Services Corp. in August 2006 and was a director of FiberTower Network Services Corp. from May 2002 through the date of the merger. He is also a member of our Nomination and Corporate Governance Committee. Mr. Kelly joined Berkshire Partners as an Advisory Director in January 2010 and, until December 2009, was the Executive Vice-Chairman of the Board of Directors of Crown Castle International Corporation, a wireless infrastructure provider (NYSE: CCI). Mr. Kelly has been a director of CCI since May 2000. Prior to his appointment as Executive Vice-Chairman, Mr. Kelly served as President and Chief Executive Officer of CCI from August 2001 to July 2008. Previously, he served as President and Chief Operating Officer of CCI. Mr. Kelly joined CCI in July 1998 and was named President and Chief Operating Officer of Crown Communication, Inc. in December of that year. From January 1990 to July 1998, Mr. Kelly was the President and Chief Operating Officer of Atlantic Cellular Company L.P. From December 1995 to July 1998, he was also President and Chief Operating Officer of Hawaiian Wireless, Inc., an affiliate of Atlantic Cellular. In addition to CCI, he currently serves on the board of directors of NEW Asurion Corporation. Mr. Kelly's twelve years of leadership experience, both on the Board of, and serving as Chief Operating Officer and then as Chief Executive Officer of CCI, provides him with exceptional industry experience and a wealth of customer knowledge.

  Steven D. Scheiwe, age 50

        Mr. Scheiwe has served as a member of our Board of Directors and a member of our Audit Committee since the merger of First Avenue Networks, Inc. and FiberTower Network Services Corp. in August 2006. Mr. Scheiwe has served as a member of our Compensation Committee since June 3, 2008. Mr. Scheiwe has also served as the President of Ontrac Advisors, Inc., which provides analysis and management services to private equity groups, privately and publicly held companies and funds managing distressed corporate debt issues, since May 2001. Mr. Scheiwe also currently serves as Chairman of the Board of Directors of Hancock Fabrics, Inc. (director since August 2008), a specialty retailer of fashion and home decorating textiles, sewing and needlecraft supplies, and serves on the Board of Directors of Primus Telecommunications Group, Inc. (since August 2010), a global facilities-based integrated provider of advanced telecommunications products and services. From April 1999 to May 2001, Mr. Scheiwe was the CEO and a member of the board of directors of Teletrac, Inc., a wireless telecommunications service provider located in Vista, California. Mr. Scheiwe also served as General Counsel and Secretary of Teletrac from 1995 to 1999. Mr. Scheiwe's experience as the CEO and a member of the board of directors of Teletrac provides him with relevant industry experience, while his ten years of consulting experience through Ontrac Advisors provides him with valuable insight into evaluating corporate risk, opportunity and strategic direction.

    Directors Serving a Term Expiring at the 2013 Annual Meeting (Class I Directors)

  Randall A. Hack, age 64

        Mr. Hack has served as a member of our Board of Directors since the merger of First Avenue Networks, Inc. and FiberTower Network Services Corp. in August 2006 and was a director of FiberTower Network Services Corp. from May 2002 through the date of the merger. During that time, he has also served as the Chairman of our Nominating and Corporate Governance Committee and as a member of our Audit Committee. Effective December 22, 2009, he is a member of the Compensation Committee. Since January 1995, Mr. Hack has served as a senior managing director of Nassau Capital L.L.C., an investment firm that he founded. From 1997 to 2007, Mr. Hack also served as a director of Crown Castle Investment Corp. From 1990 to January 1995, Mr. Hack served as President of the Princeton University Investment Company. From 1979 to 1988, he served as President and CEO of Matrix Development Company, a commercial and industrial real estate development firm that he founded. Mr. Hack also serves as Senior Managing Director of Capstone Capital L.L.C., an investment firm that he founded. He also serves as an Advisory Director for Berkshire Partners. Mr. Hack received an A.B. degree from Princeton University and a M.B.A. degree from Harvard Business School. Mr. Hack's 38 years of industry experience, coupled with his strong private equity background, provide him with a unique platform for isolating and analyzing risk in the telecommunications industry.

  Mark E. Holliday, age 43

        Mr. Holliday has served as a member of our Board of Directors since November 2008 and is the Chairman of our Audit Committee. In connection with our financial restructuring, Mr. Holliday temporarily resigned as a member of our Board of Directors in October 2009 and was reappointed as a director and Chairman of our Audit Committee on December 22, 2009. Mr. Holliday is President of Goshawk Capital Corp., an investment firm which he founded, and has been a partner in Camden Asset Management LP, a hedge fund focused on convertible arbitrage since 2003. Prior to joining Camden, Mr. Holliday was a portfolio manager at Deephaven Capital Management and a principal at Heartland Capital Corp. from 1995 to 2000. Mr. Holliday has served as a director and Audit Committee Chairman of YRC Worldwide Inc. since May 2010. Mr. Holliday formerly served as a director and Audit Committee Chairman of Movie Gallery Inc., which was the second largest video rental company in the United States, from May 2008 until November 2010, and served as Chairman of the Board from February 2010 until November 2010, and as a director of Clear One Health Plans from

January 2009 until May 2010. Mr. Holliday also previously served as Audit Committee Chairman for Assisted Living Concepts, Inc., which operated, owned and leased assisted living residences, from 2002 until its acquisition in 2005, and was Chairman of the Board and a member of the Audit Committee for Reptron Electronics from 2004 until new equity ownership in July 2005. Mr. Holliday also was an Audit Committee member for TELETRAC, Inc. from 1999 to 2001. Mr. Holliday earned a B.A. in economics from Northwestern University. Mr. Holliday's strong financial background, along with his diversified board experience, provide him with a comprehensive understanding of the management of, and strong experience in minimizing the risks associated with the operation of, public companies.

  Kurt J. Van Wagenen, age 47

        Mr. Van Wagenen was appointed as our President and Chief Executive Officer in April 2008, and has served as a member of our Board of Directors since that time. He previously served as the President and Chief Executive Officer of NEON Communications Group, Inc., a broadband services provider, and its predecessor Globix Corporation from January 2007 to November 2007 when NEON merged with RCN Corporation. He was a director of that company from February 2007 to November 2007. Mr. Van Wagenen previously served as President and Chief Operating Officer of Globix from January 2006 to January 2007. Mr. Van Wagenen served as the Chief Operating Officer of the Network Services division of Globix from May 2005 until January 2006. From March 2001 through March 2005, Mr. Van Wagenen served as Vice President—Network and Operations of NEON Communications, Inc. which was merged with Globix Corporation in March 2005. From 1986 through 2001, Mr. Van Wagenen was employed by Verizon and its various predecessors in several positions of increasing responsibility. Mr. Van Wagenen holds an M.B.A. from Harvard Business School and a B.S. in Engineering from Rensselear Polytechnic Institute. He is also a Chartered Financial Analyst. Mr. Van Wagenen's strong financial background, coupled with over twenty years of experience in the telecommunications industry, including the operational knowledge he gained as CEO of NEON Communications and broad management experience he gained during his fifteen years at Verizon and its predecessors, provide a comprehensive understanding of the telecommunications industry. Additionally, as the Company's President and Chief Executive Officer, he provides the Board with unique insight into the day-to-day operations of the Company.

Proposal 2:
AMENDMENT TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO AUTHORIZE A CLASS
OF 10,000,000 SHARES OF PREFERRED STOCK

        We are asking stockholders to approve a proposal to amend our Amended and Restated Certificate of Incorporation to authorize a class of ten million (10,000,000) shares of preferred stock.

Overview

        Our Board of Directors has adopted resolutions approving and declaring the advisability of an amendment to the Company's Amended and Restated Certificate of Incorporation to authorize a class of ten million (10,000,000) shares of preferred stock, having no par value (the "Preferred Stock Amendment"). Our Board of Directors has determined that the Preferred Stock Amendment is in the best interests of the Company and its stockholders, and recommends that the stockholders approve the Preferred Stock Amendment, for the reasons set forth below.

        The Company's authorized capital stock currently consists of 400,000,000 shares of Common Stock, par value $.001 per share. Common Stock is the only class of capital stock currently authorized by the Amended and Restated Certificate, i.e., no preferred stock is presently authorized for issuance by the Company. As of April 18, 2011, there were 49,647,405 shares of Common Stock issued and outstanding and 4,988,203 shares of Common Stock reserved for future issuance for various purposes.

        The Preferred Stock to be authorized is commonly referred to as "de-clawed blank check preferred stock." As such, the Preferred Stock would be available for issuance without further action by our stockholders, except as may be required by Delaware law or other applicable laws or rules. The Board has determined that the preferred stock will have limited voting rights and will not be used specifically for anti-takeover purposes. Our Amended and Restated Certificate currently prohibits the Company from issuing non-voting stock in violation of Section 1123 of the United States Bankruptcy Code. Because the Preferred Stock may be non-voting, the Amendment to our Amended and Restated Certificate authorizing the Preferred Stock will also remove this prohibition on issuing non-voting stock.

        The complete text of the Preferred Stock Amendment to our Amended and Restated Certificate is set forth in Appendix A to this proxy statement, which you should read carefully and is hereby incorporated by reference in its entirety. Such text is however subject to revision for such changes as may be required by the Delaware Department of State and other changes consistent with this proposal that we may deem necessary or appropriate.

Rationale for the Preferred Stock Amendment; Purposes of the Preferred Stock

        The Board of Directors has considered carefully the existing capital structure of the Company. After this review, the Board of Directors determined that the creation of a class of Preferred Stock, structured as "de-clawed preferred," is in the best interests of the Company and its stockholders at this time, for several reasons.

        First, the authorization of Preferred Stock will supplement our authorized Common Stock by creating an undesignated class of Preferred Stock to increase our flexibility in pursuing our strategic objectives. Future uses of the Preferred Stock may include, without limitation, issuance for cash as a means of raising capital for use by the Company, issuance as all or part of the consideration to be paid by the Company for acquisitions of other businesses or assets, and issuance as part of a joint venture or strategic alliance. Second, Preferred Stock may also be useful in connection with stock dividends, equity compensation plans or other proper corporate actions. The Board has in the past, and will in the future, evaluate such opportunities and consider different capital structuring alternatives designed to advance our business strategy as we grow our business operations. Third, the Board believes that having the authority to issue preferred stock will enable us to develop equity securities with terms tailored to specific purposes and to avoid the possible delay associated with, and significant expense of, calling and holding a special meeting of our stockholders each time the Board wished to authorize the Company to issue Preferred Stock. Fourth, the Board believes that such enhanced ability to respond to opportunities and to favorable capital market conditions before the opportunity or conditions pass is in the best interests of our Company and its stockholders. The Board has concluded that the Company would benefit from the flexibility afforded from having Preferred Stock as one of a range of capital financing alternatives available to the Company under the Amended and Restated Certificate.

        The Company does not presently have any intention, plan, understanding, arrangement or agreement to issue any shares of Preferred Stock. The creation and authorization of a class of Preferred Stock is not in response to any efforts by any party to acquire or gain control of the Company and the Board is not currently aware of any such efforts.

        If the stockholders approve and adopt the Preferred Stock Amendment, then: (i) the Company will amend the Amended and Restated Certificate to create a class of Preferred Stock consisting of 10,000,000 shares; (ii) the Company will be able to issue the Preferred Stock in one or more series at such time or times and for such consideration as the Board may in the future determine; and (iii) the Board will be authorized to determine the number of shares of each series of Preferred Stock, and to determine the voting powers, designations, preferences, relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof (including such series' redemption rights, dividend rights, liquidation preferences, and conversion rights).

Description of the "De-Clawed" Preferred Stock

        The Board intends only to issue so-called "de-clawed" Preferred Stock. This means that the Board has determined that: (i) the Company will not issue any shares of Preferred Stock with voting rights greater than one vote per share, and the shares of Preferred Stock will not vote as a separate class or series except where required by Delaware law; and (ii) the Company will not issue, without prior stockholder approval, any series of Preferred Stock for any defensive or anti-takeover purpose or with features specifically intended to deter, delay or prevent a change in control of the Company. Notwithstanding the foregoing, the Board may, in exercising its fiduciary duty, determine that (i) it is in the best interest of the Company and the stockholders to adopt a stockholder rights plan, also known as a poison pill (a "Rights Plan"), without the delay that would result from having to seek prior stockholder approval and (ii) adopt such a Rights Plan. In such an event, the Board will seek stockholder ratification of the Rights Plan within twelve (12) months of such adoption. If the stockholders do not ratify the Rights Plan, the Board will promptly terminate the Rights Plan. If the Board adopts the Rights Plan under such circumstances, the adoption of the Rights Plan will be approved only by the independent directors of the Board.

        However, within these limits, the Board may issue Preferred Stock for future acquisitions, joint ventures, strategic alliances or capital raising transactions that could also have the effect of making an acquisition of our Company more difficult or costly, as could also be the case if the Board were to issue additional Common Stock for such purposes. Under Delaware law, a separate class or series vote of Preferred Stock is required to amend the Amended and Restated Certificate to take certain specified actions that would adversely affect the outstanding shares of Preferred Stock or a particular series of Preferred Stock. Subject to the limitations described above, the Preferred Stock would have such voting rights, designations, preferences, and relative, participating, option and conversion or other special rights, and such qualifications, limitations or restrictions, as the Board may designate for each class or series issued from time to time. The Board is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding.

        The Preferred Stock would be available for issuance without further action by the stockholders, except as may be required by Delaware law, or other applicable laws or rules. For example, under the rules and policies of the NASDAQ Stock Market, stockholder approval is required for any potential issuance of 20% or more of our outstanding shares of common stock (including upon conversion of convertible Preferred Stock) in connection with certain acquisitions or discounted private placements.

        The Board believes that the authorization of Preferred Stock with the above limitations is consistent with sound corporate governance principles while enhancing the Company's ability to take advantage of financing alternatives, joint ventures, strategic alliances and acquisition opportunities as the Company works to implement its growth plan and strategic objectives.

Effect of the Preferred Stock upon Holders of Our Common Stock

        The creation and authorization of the class of Preferred Stock would not, in and of itself, have any effect on the rights of the holders of Common Stock. The actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Common Stock cannot be stated until the Board determines the specific rights of the holders of such Preferred Stock. The Board will have authority to, among other things, establish the number of shares constituting a series, dividend rights, voting rights (but limited to no more than one vote per share of Preferred Stock), conversion or exchange privileges, redemption features, sinking fund provisions, and rights in the event of a voluntary or involuntary liquidation or dissolution.

        The effects of the issuance of Preferred Stock upon holders of our Common Stock may include, among other things: (i) restricting our ability to declare dividends on the Common Stock, although we have not in the past declared, nor do we have any plans to declare in the foreseeable future, any distributions of cash, dividends or other property; (ii) restricting our ability to repurchase outstanding Common Stock; (iii) diluting the voting power of our Common Stock, although the shares of Preferred Stock may not have more than one vote per share; (iv) issuing Common Stock, upon the conversion of the Preferred Stock, at a price below the fair market value or original issue price of the Common Stock that is outstanding prior to such issuance; (v) reducing the market price of our Common Stock, or (vi) impairing the liquidation rights of the Common Stock, without further action by the stockholders. Holders of our Common Stock will not have preemptive rights with respect to the Preferred Stock.

Anti-Takeover Effects of the Creation and Authorization of Preferred Stock

        The creation and authorization of Preferred Stock, and the issuance thereof, could (i) deter potential acquirers (hostile or otherwise) from initiating proxy contests, tender offers, or other attempts to obtain control of or to acquire a company (each a "Change of Control Transaction"), (ii) delay a Change of Control Transaction, or (iii) prevent a Change of Control Transaction. For example:

  •
  Preferred Stock could be issued to increase the number of outstanding shares entitled to vote on a Change of Control Transaction, thereby increasing the number of votes required to approve a Change of Control Transaction or to otherwise obtain control of the Company;

  •
  Preferred Stock could be issued to implement a Rights Plan, which could dilute a potential acquirer's ownership of the Company, thereby making a Change of Control Transaction more expensive for the potential acquirer;

  •
  Preferred Stock (with specified voting, conversion, or other rights, preferences or privileges) could be issued to a friendly investor, which could make it difficult for the potential acquirer to replace the Board or gain voting control of the Company; and

  •
  Preferred Stock (with a significant liquidation preference) could be issued to make a Change of Control Transaction more expensive for the potential acquirer.

        Because a Change of Control Transaction may provide a premium for stockholders' shares of Common Stock, the creation and authorization of Preferred Stock, and the issuance thereof, could adversely affect the ability of stockholders to obtain such a premium.

Reservation of Authority by the Board

        The Board has reserved the right granted to it under the Delaware General Corporation Law, notwithstanding stockholder approval of this Proposal 2, and without any further vote or other action by our stockholders, to abandon the Preferred Stock Amendment if, at any time prior to filing such Certificate of Amendment with the Department of State of the State of Delaware, the Board, in its sole discretion, determines that this amendment is no longer in the best interests of the Company and its stockholders.

Effective Date of the Preferred Stock Amendment

        If Proposal 2 is approved by the Company's stockholders, then the amendment to our Amended and Restated Certificate attached hereto as Appendix A will become effective upon the filing of the Certificate of Amendment with the Department of State of Delaware in accordance with the General Corporation Law of the State of Delaware, which the Company expects to occur promptly after the 2011 Annual Meeting.

Vote Required For Approval; Recommendation of the Board

        Approval of Proposal 2—the amendment to our Amended and Restated Certificate to authorize a class of 10,000,000 shares of preferred stock—will require the affirmative vote of a majority of the issued and outstanding shares of our Common Stock, provided that a quorum exists.

        An abstention on this proposal or a broker-non-vote will not constitute an affirmative vote and therefore will have the same effect as a vote against this Proposal. Therefore, it is critically important that you vote your shares either in person at the Annual Meeting or by proxy.

        THE BOARD OF DIRECTORS HAS ADOPTED A RESOLUTION SEEKING STOCKHOLDER APPROVAL OF, AND RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT TO, THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE A CLASS OF 10,000,000 SHARES OF PREFERRED STOCK, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY.

 Proposal 3:
RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of our Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011. Our Board of Directors is recommending Ernst & Young LLP to our stockholders for ratification. Ernst & Young LLP has audited our consolidated financial statements for all periods included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

        Representatives of Ernst & Young will be available telephonically at the meeting and will be available to respond to appropriate questions and make a statement should they so desire.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, WHICH IS DESIGNATED AS PROPOSAL NO. 3 ON THE ENCLOSED PROXY.

        The following table shows the fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2009 and 2010.

Type of Fees	2009 Fees	2010 Fees
Audit Fees	$1,511,000	1,146,250
Audit-Related Fees	10,000	10,000
Tax Fees	—	—
All Other Fees	—	—
Total	$1,521,000	1,156,250

        Audit Fees.    For 2009 and 2010, this category includes fees related to the annual audit of our financial statements and Ernst & Young's own audit of our internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with regulatory filings. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and the preparation of an annual "management letter" on internal control matters.

        Audit-Related Fees.    This category consists of assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under audit fees. The services for the fees disclosed under this category include issuance of reports on compliance related to our senior secured notes.

        The Audit Committee is required by its charter to approve all services to be provided to the Company by the independent registered public accounting firm. This includes the pre-approval of all audit services and all permitted non-audit services. All of the fees shown above were pre-approved pursuant to these procedures.

Proposal 4:
ADVISORY VOTE ON THE COMPANY'S 2010 EXECUTIVE COMPENSATION

        Pursuant to Section 14A of the Exchange Act, the Company is seeking a non-binding advisory vote from our stockholders to approve the compensation of the Company's NEOs, as disclosed in this Proxy Statement pursuant to SEC rules.

        The Company has established comprehensive compensation programs for our executive officers, including our NEOs. This Proxy Statement discloses all material information regarding compensation of the Company's NEOs as required by SEC rules.

        The Company's Board of Directors, the Compensation Committee, and the Company's compensation consultant, when appropriate, monitor executive compensation programs and adopt changes to reflect the competitive market in which the Company competes for talent, as well as general economic, regulatory and legislative developments affecting executive compensation.

        The Compensation Committee will continue to emphasize compensation arrangements that align the financial interests of our executives with the interests of stockholders. Please refer to the section entitled "Executive Compensation" of this proxy statement for a detailed discussion of the Company's executive compensation practices and philosophy.

        We believe that our Compensation Committee has developed NEO compensation that is incentivizing outstanding performances and achievements in light of the current economic conditions of our industry and the economy as a whole.

        You have the opportunity to vote for, against or abstain from voting on approval of the compensation awarded to the Company's NEOs for fiscal year 2010. The affirmative vote of holders of a majority of the shares of Common Stock voted at the Annual Meeting is required to approve, on an advisory basis, the Company's 2010 executive compensation.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE FOLLOWING RESOLUTION:

        RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company's executives named in the Summary Compensation Table, as disclosed in the Company's 2011 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other executive compensation disclosures.

Proposal 5:
ADVISORY VOTE ON THE FREQUENCY
OF THE STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

        Pursuant to Section 14A of the Exchange Act, the Company is seeking a non-binding advisory vote from our stockholders to determine the frequency with which the Company's stockholders will vote to approve the compensation awarded to the Company's named executive officers. Stockholders may determine that such a vote to approve the compensation awarded to the Company's named executive officers be held every three, two or one years.

        As described elsewhere in this Proxy Statement, the Company's Board of Directors, the Compensation Committee, and the Company's compensation consultant, when appropriate, monitor executive compensation programs and adopt changes to reflect the competitive market in which the Company competes for talent, as well as general economic, regulatory and legislative developments affecting executive compensation. In light of the fact that the Company continuously monitors trends in and regulations regarding executive compensation and actively modifies the Company's executive compensation program and structure to react to these changes, the Board recommends that stockholders vote to approve the compensation awarded to the Company's named executive officers once every year. The Company believes that an advisory vote on the compensation of the Company's named executive officers each year is the expressed preference of many of its investors. An annual vote will provide for a high level of Company accountability and the most useful method of stockholder communication, by enabling votes to correspond to the information presented in the accompanying proxy statement.

        You have the opportunity to vote for every three years, for every two years, for every one year or abstain from voting on the frequency of the stockholder vote on executive compensation. The frequency that receives the highest number of votes will be deemed to be the choice of the stockholders.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR EVERY ONE YEAR" IN RESPECT OF THE FREQUENCY OF THE STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION.

OTHER MATTERS

        As to procedural matters or any matters other than those described in this Proxy Statement that are determined to be properly brought before the Annual Meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.

Equity Compensation Plan Information

        The following table summarizes our equity compensation under all of our equity compensation plans as of December 31, 2010:

Plan Category	(a) Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by stockholders	620,813	$18.10	3,723,414
Equity compensation plans not approved by stockholders	—	—	—
Total	620,813	$18.10	3,723,414

Section 16(a) Beneficial Ownership Reporting Compliance

        Each director, executive officer (and, for a specified period, certain former directors and executive officers) and each holder of more than ten percent of a class of our equity securities is required to report to the SEC his or her pertinent position or relationship, as well as transactions in those securities, by specified dates. Based solely upon a review of reports on Forms 3 and 4 (including any amendments) furnished to us during our most recent fiscal year, reports on Form 5 (including any amendments) furnished to us with respect to our most recent fiscal year and written representations from officers and directors that no Form 5 was required, we believe that all filings applicable to our officers, directors and beneficial owners required by Section 16(a) of the Exchange Act were filed on a timely basis during 2010.

Stockholder Proposals for the 2012 Annual Meeting

        Any stockholder who wants to present a proposal at the 2012 Annual Meeting of Stockholders and to have that proposal included in our proxy statement and form of proxy for that annual meeting must submit the proposal in writing to our Secretary at our principal executive offices by January 2, 2012 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

        Any stockholder who wants to submit a proposal at the 2012 Annual Meeting of Stockholders that is not to be included in our proxy statement and form of proxy for that annual meeting must deliver notice of the proposal to us by no later than March 13, 2012.

        EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY INTERNET OR TELEPHONE AS DESCRIBED ABOVE IN THE PROXY STATEMENT, OR SIGN, DATE AND MAIL PROMPTLY THE PROXY IF YOU REQUESTED SUCH TO BE MAILED TO YOU.

        You can view our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including exhibits, free of charge, by visiting Investor Relations at www.fibertower.com or sending your request to Investor Relations, 185 Berry Street, Suite 4800, San Francisco, California 94107. We will furnish to interested security holders a copy of any exhibit to the Form 10-K, if requested in writing and accompanied by payment of reasonable fees relating to our furnishing the exhibit. Requests for copies should be addressed to the Company's Secretary at 185 Berry Street, Suite 4800, San Francisco, California 94107.

APPENDIX A

CERTIFICATE OF AMENDMENT
to the
CERTIFICATE OF INCORPORATION
of
FIBERTOWER CORPORATION

        FiberTower Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies pursuant to Section 242 of the DGCL:

        FIRST:    The name of the Corporation is FiberTower Corporation. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 23, 1993.

        SECOND:    This Certificate of Amendment to the Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 242 of the DGCL.

        THIRD:    The Certificate of Incorporation of the Corporation is hereby amended by deleting the text of Article IV and Article V in their entirety and substituting the following:

"ARTICLE IV

        (a)   The total number of shares of stock that this Corporation shall have authority to issue is four hundred million (400,000,000) shares of Common Stock, $.001 par value per share ("Common Stock") and ten million (10,000,000) shares of Preferred Stock, no par value ("Preferred Stock"). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

        (b)   Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

        (c)   Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. Each series of Preferred Stock shall be distinctly designated. The voting powers, if any, of each such series and the preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issue of a particular series of Preferred Stock, the voting powers, if any, of each such series and the designations, preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware. Shares of Preferred Stock, regardless of series, that are converted into other securities or other consideration or otherwise acquired by the Corporation shall be retired and cancelled, and the Corporation shall take all such actions as are necessary to cause such shares to have the status of authorized but unissued shares of Preferred Stock, without designation as to series, and the Company shall have the right to reissue such shares.

ARTICLE V

        The holders of the shares of Common Stock shall be entitled to one (1) vote per share on all issues submitted to stockholders entitled to vote thereon."

A-1

        IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation of the Corporation has been executed for and on behalf of the Corporation by an officer thereunto duly authorized and attested to as of June     , 2011.

FIBERTOWER CORPORATION
By:
Name:
Title:

A-2

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01BWFD 1 U P X + Annual Meeting Proxy Card FiberTower Corporation Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian please give full title. If a corporation, please sign in full corporate name, by president or authorized officer. If a partnership, please sign in partnership name, by authorized person. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4 and FOR EVERY 1 YR in Proposal 5. 01 - John K. Braniff 02 - Philip M. Kelley 1. To elect two members to our Board of Directors to serve in Class II with terms expiring at the 2014 Annual Meeting of Stockholders: For Withhold For Withhold Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. IMPORTANT ANNUAL MEETING INFORMATION + For Against Abstain 2. To consider and act upon a proposal to amend the Amended and Restated Certificate of Incorporation to authorize a class of ten million (10,000,000) shares of preferred stock. 6. To consider and act upon any other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. For Against Abstain 3. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. 3 Yrs 2 Yrs 1 Yr Abstain 5. To provide an advisory and non-binding vote on the frequency of the stockholder vote on executive compensation for every: 4. To provide an advisory and non-binding vote on the compensation of the Company’s Named Executive Officers for the fiscal year 2010 as disclosed in the Proxy Statement. For Against Abstain MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext C123456789 C 1234567890 J N T 1 1 4 4 5 6 1 1234 5678 9012 345 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENTLINE SACKPACK IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Vote by Internet  Log on to the Internet and go to www.envisionreports.com/FTWR  Follow the steps outlined on the secured website. Vote by telephone  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.  Follow the instructions provided by the recorded message. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 2, 2011.

Proxy for the 2011 Annual Meeting of Stockholders— FiberTower Corporation 185 Berry Street, Suite 4800 San Francisco, CA 94107 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints Thomas A. Scott and Kurt J. Van Wagenen, and each of them, each with power to appoint his or her substitute, as proxies to vote and act at the Annual Meeting of Stockholders of FiberTower Corporation (the “Company”) to be held on June 2, 2011 at 8:30 a.m. Pacific Standard Time at our principal executive offices located at 185 Berry Street, Suite 4800, San Francisco, CA 94107 or any adjournment thereof with respect to the number of shares of common stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies to vote as designated below on the matters specified on the reverse side, as described in the accompanying notice of annual meeting and proxy statement, receipt of which is acknowledged. All proxies heretofore given by the undersigned in respect of the annual meeting are hereby revoked. Unless otherwise specified in the boxes on the reverse side hereof, this proxy will be voted FOR each of the nominees for director named in Proposal 1, FOR each of Proposals 2, 3 and 4 and FOR EVERY 1 YR in Proposal 5 and in the discretion of the named proxies as seems in their judgment advisable as to any other matter that may come before the annual meeting or any adjournment thereof. CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE SEE REVERSE SIDE Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 2, 2011: This proxy statement and our 2010 Annual Report on Form 10-K are available on the internet at www.envisionreports.com/FTWR. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.